UNITED STATES
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Washington, D.C. 20549
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McDonald's Corporation
Notice of 2016 Annual Shareholders' Meeting and
Proxy Statement

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A Letter to Our Shareholders
From the Board of Directors of McDonald's Corporation
Dear Fellow McDonald’s Shareholders:
Together with the management team, we are focused on enhancing financial value, driving operational growth and returning excitement to McDonald’s brand – all built upon a strong foundation of running great restaurants. We are pleased to update you on the progress made on the Company's turnaround, and on the transformation of the leadership team and business strategy.
The business turnaround is well underway. Over the course of last year, McDonald’s management team and Board performed a rigorous review of the Company’s business strategy and capital allocation plan, and took action to position McDonald’s on the best path forward to create value for our shareholders. Our turnaround is well underway, and the Board remains deeply engaged in overseeing the Company’s leadership and its plans to refocus and strengthen the business. One of the Board’s most important responsibilities is the choice of CEO and oversight of management. When the Company’s performance fell short of expectations in 2014, the Board took action in early 2015 and elected Steve Easterbrook as President and CEO and a Director. The Company’s successful results to date confirm our belief that Steve is the right leader for McDonald’s. In addition to Steve, we brought on several other new executives to the senior leadership team to spark energy and generate innovative ideas, particularly in the areas of communications, human resources, marketing and strategy. Our refreshed management team is acting with determination and urgency to return the Company to long-term sustainable growth.
Board composition. Our current Board reflects a diverse, highly engaged group of Directors with relevant skills and backgrounds to oversee McDonald’s ongoing turnaround and future long-term value creation. We have a robust Board evaluation process that includes regular self-assessment and peer review to foster the right mix of subject matter expertise, capabilities and perspectives in the boardroom. We are committed to regularly reviewing the composition and qualifications of our Board. As part of our succession planning, we consider the mix of Directors in light of future retirements in order to facilitate a smooth transition of skills, experience and diversity as retirements occur.
Director Roger Stone retired in 2015, and Susan Arnold and our non-executive Chairman, Andy McKenna, will not be standing for re-election in 2016. Andy has led our Board for the past 12 years with integrity and an unwavering commitment to excellence, to the benefit of the Company and our shareholders. His strong leadership, counsel and focus on good governance over his 25 years of service as a Director will serve as guideposts for our Board for many years to come. We have named Andy as Chairman Emeritus following his retirement at the Annual Shareholders' Meeting. In accordance with our governance practices, the Board will elect a new independent Chairman following the election of Directors by shareholders at our Annual Meeting. We thank Roger, Susan and Andy for their service to McDonald’s and our shareholders.
The Governance Committee has a comprehensive process to identify candidates who can contribute to the overall effectiveness of the Board and continues to engage an independent search firm to help identify individuals from a diverse candidate pool. Since our 2015 Annual Shareholders' Meeting, we have added two new independent Directors to our Board, Lloyd Dean and John Mulligan. We are committed to selecting the best qualified Director candidates to oversee the Company’s business and serve the interests of McDonald’s shareholders well into the future.
Responsiveness to shareholders. As in past years, we are actively engaged in thoughtful and constructive dialogue with a significant portion of our shareholder base. Interactions with shareholders have provided us with valuable feedback on our capital structure, Board composition, corporate governance and executive compensation practices over the past year. Many of us participated in these engagements, as we believe it is important to understand our investors’ perspectives first-hand. In direct response to shareholder input, we took action in 2015 to adopt a new By-law provision that allows proxy access for Director candidates nominated by shareholders. We have and will continue to maintain sound governance practices that appropriately balance the interests of our Company and our shareholders. We look forward to continuing our shareholder engagement and are committed to protecting your interests.

McDonald’s Corporation 2016 Proxy Statement	i

The Company’s turnaround plan demonstrated positive results in 2015, and we are confident that our continued efforts will yield meaningful long-term returns for all of our stakeholders going forward. We believe that our strong management team and highly engaged Board are well positioned to make even greater progress as the Company strives to be seen as a modern and progressive burger company.
Thank you for your support and continued investment in McDonald’s.
Sincerely,
McDonald’s Board of Directors
Pictured from left to right: Lloyd Dean, John Mulligan, Enrique Hernandez, Jr., Sheila Penrose, Miles White, Margaret Georgiadis, Stephen Easterbrook, Andrew McKenna, Walter Massey, John Rogers, Jr., Susan Arnold, Jeanne Jackson, Richard Lenny and Robert Eckert.

ii	McDonald’s Corporation 2016 Proxy Statement

Notice of the Annual Shareholders’ Meeting
To McDonald’s Corporation Shareholders:
McDonald’s Corporation will hold its 2016 Annual Shareholders’ Meeting (the "Annual Meeting" or the "Annual Shareholders' Meeting") on Thursday, May 26, 2016, at 9:00 a.m. Central Time in the Prairie Ballroom at The Lodge at McDonald’s Office Campus, Oak Brook, Illinois. The registration desk will open at 8:00 a.m. At the meeting, shareholders will be asked to consider and vote upon the following proposals:

1.	Election of 12 Directors named in the Proxy Statement, each for a one-year term expiring in 2017;

2.	Advisory vote to approve executive compensation;

3.	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2016; and

4.	Advisory votes on six shareholder proposals, if presented.
In addition, we will transact any other business properly presented at the meeting, including any adjournment or postponement thereof, by or at the direction of the Board of Directors.
Your Board of Directors recommends that you vote FOR the Board’s nominees for the Election of Directors, FOR the approval of our executive compensation, FOR the approval of the appointment of the independent auditor and AGAINST all of the shareholder proposals.
Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.
To listen to the live audiocast of the Annual Meeting, go to www.investor.mcdonalds.com and click on the appropriate link. The Annual Meeting audiocast will be available for a limited time after the meeting.
Seating at the Annual Meeting is very limited. If you plan to attend the meeting in person, you must pre-register with McDonald’s Shareholder Services prior to the meeting. See page 67 for information about how to pre-register.
By order of the Board of Directors,
Gloria Santona
Corporate Secretary
Oak Brook, Illinois
April 15, 2016

McDonald’s Corporation 2016 Proxy Statement	iii

Table of Contents

i	A letter to our shareholders from the Board of Directors of McDonald's Corporation	53	PROPOSAL NO. 6. Advisory vote on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles
iii	Notice of the Annual Shareholders' Meeting	54	PROPOSAL NO. 7. Advisory vote on a shareholder proposal requesting the Board adopt a policy regarding use of antibiotics by its meat suppliers
iv	Table of contents	56	PROPOSAL NO. 8. Advisory vote on a shareholder proposal requesting an annual congruency analysis between corporate values and political contributions
1	Annual Shareholders' Meeting arrangements	58	PROPOSAL NO. 9. Advisory vote on a shareholder proposal requesting an annual congruency analysis of Company values and policy activities
2	Proxy summary
7	Election of Directors	60	Stock ownership
7	PROPOSAL NO. 1. Election of Directors	60	Director stock ownership guidelines and stockownership and retention policy for senior officers
7	Director qualifications	60	Security ownership of certain beneficial owners
8	Biographical information	61	Security ownership of management
		62	Section 16(a) beneficial ownership reporting compliance
13	Board and governance matters
13	Independent Chairman	62	Transactions with related persons
13	Composition	62	Policies and procedures for related person transactions
13	Board succession planning	62	Related person transaction
14	Evaluations
14	Selection of Director candidates	63	Communications
14	Board diversity	63	Communications with the Board of Directors and non-management Directors
15	Director independence	63	Consideration of Director nominations for the 2017 Annual Shareholders' Meeting
15	Management succession planning	63	Shareholder proposals for inclusion in next year's Proxy Statement
16	Shareholder outreach and engagement	64	Other shareholder proposals for presentation at the 2017 Annual Shareholders' Meeting
17	Board committees
19	Meeting attendance	64	Solicitation of proxies and voting
19	Executive sessions	64	Notice and access
19	Risk oversight	64	Record date
19	Corporate Governance Principles	64	Voting prior to the Annual Shareholders' Meeting
19	Code of Conduct for the Board of Directors	64	Voting at the Annual Shareholders' Meeting
20	Director compensation	64	Quorum
		64	Voting tabulation
22	Executive compensation	65	Registered shareholders
22	Compensation Committee Report	65	Beneficial holders
22	Compensation discussion and analysis	65	Proxy solicitation
33	Compensation tables	65	Confidential voting
46	PROPOSAL NO. 2. Advisory vote to approve executive compensation
		66	Additional information
47	Audit Committee matters	66	McDonald's Corporation Annual Report on Form 10-K, other reports and policies
47	Audit Committee Report	66	Householding of Annual Shareholders' Meeting materials
47	Policy for pre-approval of audit and permitted non-audit services
48	Auditor fees and services	67	Information about registering for and attending the Annual Shareholders' Meeting
48	PROPOSAL NO. 3. Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2016	67	Pre-registration and admission policy
		67	Pre-registration form
49	Shareholder proposals
49	PROPOSAL NO. 4. Advisory vote on a shareholder proposal requesting that all matters presented by shareholders be decided by simple majority vote
51	PROPOSAL NO. 5. Advisory vote on a shareholder proposal requesting the ability of shareholders to act by written consent

iv	McDonald’s Corporation 2016 Proxy Statement

2016 Annual Shareholders' Meeting arrangements

Time and Date:	9:00 a.m. Central Time on Thursday, May 26, 2016
Place:	The Prairie Ballroom at the Lodge at McDonald's Office Campus 2815 Jorie Boulevard, Oak Brook, Illinois 60523
Record Date:	March 28, 2016
Voting:	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each Director position and one vote for each of the other proposals.

The Company will provide the Notice of Internet Availability, electronic delivery of the proxy materials or mailing of the 2016 Proxy Statement, the 2015 Annual Report on Form 10-K and a proxy card to shareholders beginning on or about April 15, 2016.

1	McDonald’s Corporation 2016 Proxy Statement

Proxy summary
This summary contains highlights about our Company and the upcoming 2016 Annual Shareholders’ Meeting. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire Proxy Statement and our 2015 Annual Report on Form 10-K carefully before voting.
Strategic highlights
In 2015, McDonald's Board of Directors elected a new CEO who introduced McDonald's turnaround plan, designed to revitalize the Company and establish the right foundation for strengthening the business and ultimately accelerating growth. While it will take time to realize the full effects of the turnaround, the Company ended 2015 with positive momentum. We are on the path to reigniting growth – giving people more reasons to visit McDonald's as we strive to be seen as a modern and progressive burger company.
Turnaround framework
Governance highlights
Since the last Annual Shareholders' Meeting, our Board has continued to develop and enhance our governance. This has been informed by feedback received from shareholders and evolving best practices, as follows:
Board refreshment. During 2015, Roger Stone retired from the Board of Directors and three new independent Directors joined our Board: Lloyd Dean, Margaret Georgiadis and John Mulligan. In addition, our Chairman Andrew McKenna and Susan Arnold will not stand for re-election at the Annual Meeting.
Shareholder engagement. With participation from members of our Board, management continued to engage with a significant portion and variety of shareholders that included index funds, union and public pension funds, actively-managed funds, and socially-responsible investment funds. In 2015, we engaged with representatives of approximately 30% of our outstanding shares on a variety of topics, including our turnaround plan, board composition, corporate governance, executive compensation, and environmental and social issues.
Proxy access. In response to shareholder feedback and consistent with our ongoing review of our governance practices, our Board approved a new By-law provision to allow proxy access for Director candidates nominated by shareholders. This By-law permits shareholders who have held 3% of shares outstanding for 3 years and who satisfy other eligibility requirements to nominate up to 20% of the Board (with a two-Director minimum) directly onto the Company’s proxy ballot. Shareholders can aggregate in groups up to 20 to meet ownership requirements, with funds under common management counting as a single shareholder. We have received positive feedback from several large shareholders who were pleased by our Board's responsiveness and prompt action.

2	McDonald’s Corporation 2016 Proxy Statement

Board of Directors
Our current Board reflects a diverse, highly engaged group of Directors with a range of experiences.

Strong Board and Governance Practices

✓	Separate Chairman & CEO roles, including an independent Chairman
✓	Diverse, independent Board
✓	Ongoing shareholder outreach and engagement
✓	Annual election of Directors
✓	Proxy access for Director candidates nominated by shareholders
✓	Board Committees are 100% independent (except Executive Committee)
✓	Regular succession planning at CEO, senior management and Board levels
✓	Annual Board and Committee self-assessments and Director peer review
✓	Executive sessions of independent Directors at each regularly scheduled Board meeting
✓	Limited membership on other public company boards
✓	No former employees serve as Directors
✓	Majority voting standard for uncontested Director elections
✓	Shareholder right to call special meetings
✓	Stock ownership guidelines for Directors
✓	Governance Committee regularly reviews Corporate Governance Principles and related policies
✓	No shareholder rights plan
✓	Public disclosure of corporate political contributions

McDonald’s Corporation 2016 Proxy Statement	3

The following table provides summary information about our Directors who are nominees for re-election at the 2016 Annual Shareholders' Meeting. Additional information regarding our Directors may be found beginning on page 7.

			Independent	Committee membership
Name	Director since	Primary occupation		AC	CC	GC	SCR	FC	EC

Lloyd Dean	2015	President & CEO, Dignity Health	✓	FE			•

Stephen Easterbrook	2015	President & CEO, McDonald's							C

Robert Eckert	2003	Operating Partner, Friedman, Fleischer & Lowe	✓		C	•			•

Margaret Georgiadis	2015	President, Americas, Google	✓	•				•

Enrique Hernandez, Jr.	1996	President & CEO, Inter-Con Security Systems	✓	C FE		•			•

Jeanne Jackson	1999	President, Product & Merchandising, NIKE	✓			•		C

Richard Lenny	2005	Non-executive Chairman, Information Resources	✓		•		•	•

Walter Massey	1998	President, School of the Art Institute of Chicago	✓	•			C

John Mulligan	2015	Executive Vice President & COO, Target	✓	FE				•

Sheila Penrose	2006	Non-executive Chairman, Jones Lang LaSalle	✓	•			•

John Rogers, Jr.	2003	Founder, Chairman & CEO, Ariel Investments	✓		•	•		•

Miles White	2009	Chairman & CEO, Abbott Laboratories	✓		•	C			•
2015 average meeting attendance for Board of Director meetings: 98%				93%	95%	100%	88%	100%	100%

AC	Audit Committee	C	Chair
CC	Compensation Committee	FE	Financial expert
GC	Governance Committee
SCR	Sustainability and Corporate Responsibility Committee
FC	Finance Committee
EC	Executive Committee

4	McDonald’s Corporation 2016 Proxy Statement

Executive compensation highlights
Our executive compensation program is designed to support our business initiatives, align the interests of our executives with those of our shareholders, and strongly link pay and performance. We believe our compensation program appropriately incentivizes our executives through a mix of short- and long-term awards that reflect measurable, rigorous performance goals closely aligned with Company strategy. Through our ongoing shareholder engagement efforts, we maintain an open dialogue with investors and seek feedback on the Company's pay program, including their views on its alignment with strategy and performance, and on our executive pay disclosures. This feedback is shared with our Compensation Committee and considered as part of the annual review of our executive compensation program. In 2015, our program received strong support from shareholders, with more than 94% of votes cast in favor of our advisory vote on compensation.
Below is a summary of our 2015 executive compensation program:

Key compensation elements	Performance-based	Primary metric	Key terms

Base Salary		N/A	• Evaluated based on individual circumstances, including responsibility, performance and tenure

Short-Term Incentive Plan (STIP) *	✓	• Operating income	• Includes objective modifiers that can impact payouts

Long-Term Cash Incentive Plan (Cash LTIP) **	✓	• Operating income • Return on incremental invested capital (ROIIC)	• Includes a relative total shareholder return measure • Overlapping three-year cycles

Options	✓	• Share price	• Vest 25% per year • 10-year term

Performance-Based Restricted Stock Units (RSUs)	✓	• Earnings per share (EPS)† • Share price	• Cliff vest at end of three-year service period, subject to achievement of EPS growth

*	In 2015, we eliminated the individual performance factor for all executives in determining STIP payouts.

**	Beginning in 2016, we eliminated the Cash LTIP. Going forward, we will award long-term incentives in the form of performance-based RSUs and stock options in equal economic proportions.

†	Beginning in 2016, we replaced EPS with net income and ROIIC as the primary performance metrics for performance-based RSUs.
As further described in our Compensation Discussion and Analysis beginning on page 22, we have strong pay for performance alignment.

McDonald’s Corporation 2016 Proxy Statement	5

Our Compensation Committee adheres to the following best practices. For more detail, see page 23:

	What we do		What we don’t do
✓	Strong pay for performance alignment	✗	No employment agreements
✓	Compensation plans utilize challenging quantitative targets	✗	No tax gross-up on perquisites
✓	Performance metrics align interests of management with interests of shareholders	✗	No backdating or repricing of stock options
✓	Majority of direct compensation not paid out in first year	✗	Compensation program does not encourage unreasonable risk taking
✓	Double-trigger change in control provisions	✗	No new change in control agreements
✓	Independent compensation consultant
✓	Significant stock ownership and retention requirements
✓	Anti-hedging and pledging policy
✓	Clawback provisions
Voting matters

Item	Matter to be voted on	Board recommendation	Page reference (for more detail)

Management proposals

Proposal No. 1	Election of 12 Directors, each for a one-year term expiring in 2017	FOR each nominee	7

Proposal No. 2	Advisory vote to approve executive compensation	FOR	46

Proposal No. 3	Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2016	FOR	48

Shareholder proposals

Proposals No. 4 – 9	Advisory votes on six shareholder proposals, if presented	AGAINST	49-59

6	McDonald’s Corporation 2016 Proxy Statement

Election of Directors

PROPOSAL NO. 1
Election of Directors
The Board of Directors recommends the following nominees for election to the Board of Directors for a one-year term beginning in May and continuing until the 2017 Annual Shareholders' Meeting: Lloyd Dean, Stephen Easterbrook, Robert Eckert, Margaret Georgiadis, Enrique Hernandez, Jr., Jeanne Jackson, Richard Lenny, Walter Massey, John Mulligan, Sheila Penrose, John Rogers, Jr. and Miles White. Andrew McKenna and Susan Arnold will not stand for re-election. Accordingly, Mr. McKenna and Ms. Arnold are not included as nominees for election at the Annual Shareholders’ Meeting.
In connection with our Annual Shareholders' Meeting, the size of our Board will be decreased by two Directors, so that a total of 12 Directors will be standing for re-election, 11 of whom are independent.
Nominees who receive a majority of the votes cast will be elected. Each of the incumbent Directors has tendered an irrevocable resignation that will be effective if (i) the nominee is not re-elected and (ii) the Board accepts the resignation following the meeting. In that case, the Governance Committee would determine whether to recommend that the Board accept the resignation.
The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Shareholders’ Meeting, the Board may substitute another person as a nominee. If you have voted for the unavailable nominee, your shares will be voted for the substitute nominee.

The Board of Directors recommends that shareholders vote FOR all nominees.
Director qualifications
The current Board reflects a diverse, highly engaged group of Directors that enables effective oversight of our Company. Our Directors have the qualifications, skills and experience relevant to our business as the leading branded global quick service restaurant company, who, among other things, provide input on and oversight of the Company’s turnaround plan and development of long-term strategic growth priorities. Each Director has senior executive experience in large organizations, many with significant global operations, and eight of our Directors have leadership experience in the consumer goods or food sector. Importantly, all of our Directors have demonstrated leadership, intellectual and analytical skills and have gained deep experience in management and corporate governance. In addition to their extensive experience in the retail industry, new Directors Margaret Georgiadis and John Mulligan add to the Board's qualifications on matters related to technology and the use of digital initiatives to drive operational growth. Lloyd Dean and John Mulligan also supplement the Board's skills regarding capital structure strategy and resource allocation priorities. They also filled a gap of “audit committee financial experts,” created when two Directors with those qualifications retired in 2015. Their participation allowed for a smooth transition of financial reporting and accounting oversight as well as additional expertise in the area of cyber-security risk oversight.
The following are key attributes and skills of all nominees:

✓	High Integrity	✓	Knowledge of Corporate Governance Practices	✓	Strategic Planning

✓	Proven Record of Success	✓	Leadership Development/Succession Planning	✓	Risk Assessment

McDonald’s Corporation 2016 Proxy Statement	7

The following matrix highlights other experience, qualifications, attributes and skills of our Director nominees. This high-level summary is not intended to be an exhaustive list of each nominee’s skills or contributions to the Board. Biographical information about each Director standing for re-election is set forth below.

Biographical information

Lloyd Dean, 65
Director since 2015
Other public company directorships: Navigant Consulting, Inc.; Wells Fargo & Company
Former directorships (within past five years): Cytori Therapeutics, Inc. and Premier, Inc.

Career highlights	Dignity Health, a not-for-profit healthcare system • President and CEO (2000 – Present) Advocate Health Care, a healthcare organization • Chief Operating Officer (1997 – 2000)
Experience	Mr. Dean has executive management experience at leading healthcare organizations.

8	McDonald’s Corporation 2016 Proxy Statement

Stephen Easterbrook, 48 Director since 2015

Career highlights
McDonald’s Corporation
•  President and Chief Executive Officer (March 1, 2015 – Present)
•  Corporate Senior Executive Vice President and Global Chief Brand Officer
(May 2014 – February 2015)
•  Corporate Executive Vice President and Global Chief Brand Officer (June 2013 – April 2014)
•  President, McDonald's Europe (December 2010 – September 2011)
Wagamama Limited, a Japanese-inspired restaurant company
•  Chief Executive Officer (September 2012 – May 2013)
Pizza Express Limited, a casual dining company in the U.K.
•  Chief Executive Officer (September 2011 – September 2012)

Experience	Mr. Easterbrook provides a Company perspective in Board discussions about the business.

Robert Eckert, 61 Director since 2003 Other public company directorships: Amgen Inc. Former directorships (within past five years): Mattel, Inc. Other directorships: Levi Strauss & Co.

Career highlights
Friedman, Fleischer & Lowe, LLC, a private equity firm
•  Operating Partner (2014 – Present)
Mattel, Inc., a designer, manufacturer and marketer of toy products
•  Chairman of the Board (2000 – 2012)
•  Chief Executive Officer (2000 – 2011)

Experience	Mr. Eckert has experience with retail companies and also has experience as a chief executive officer of large, global branded companies (consumer branded and food products).

Margaret (Margo) Georgiadis, 52 Director since 2015 Other public company directorships: Amyris, Inc. Former directorships (within past five years): The Jones Group, Inc.

Career highlights
Google Inc., a global technology company
•  President, Americas (October 2011 – Present)
•  Vice President, Global Sales Operations (October 2009 – March 2011)
Groupon, Inc., a global online local marketplace
•  Chief Operating Officer (March 2011 – September 2011)

Experience	Ms. Georgiadis has experience as a senior executive responsible for marketing, sales and service operations at large global companies.

McDonald’s Corporation 2016 Proxy Statement	9

Enrique Hernandez, Jr., 60 Director since 1996 Other public company directorships: Chevron Corporation; Nordstrom, Inc.; Wells Fargo & Company

Career highlights
Inter-Con Security Systems, Inc., provider of high-end security and facility support to government, utilities and industrial customers
•  President and Chief Executive Officer (1986 – Present)
Nordstrom, Inc., an upscale fashion retailer and distributor of apparel, footwear and accessories
•  Non-executive Chairman (2006 – Present)

Experience	Mr. Hernandez is the chief executive officer of a global security company. He also has experience as a non-executive chairman of a large retailer.

Jeanne Jackson, 64 Director since 1999 Other public company directorships: The Kraft Heinz Company Former directorships (within past five years): Motorola Mobility Holdings, Inc.

Career highlights	NIKE, Inc., a designer, marketer and distributor of athletic footwear, equipment and accessories • President, Product & Merchandising (2013 – Present) • President, Direct to Consumer (2009 – 2013)
Experience	Ms. Jackson is a senior executive for a major consumer retailer.

Richard Lenny, 64 Director since 2005 Other public company directorships: ConAgra Foods, Inc.; Discover Financial Services; Illinois Tool Works Inc.

Career highlights
Information Resources, Inc., a leading market research firm
• Non-executive Chairman (2013 – Present)
Friedman, Fleischer & Lowe, LLC, a private equity firm
• Senior Advisor (2014 – Present)
• Operating Partner (2011 – 2014)
The Hershey Company, a manufacturer, distributor and marketer of candy, snacks and candy-related grocery products
• Chairman, President and Chief Executive Officer (2001 – 2007)

Experience	Mr. Lenny has experience as a chief executive officer for a global retail food company that is a major consumer brand.

10	McDonald’s Corporation 2016 Proxy Statement

Walter Massey, 78 Director since 1998

Career highlights
School of the Art Institute of Chicago
•  President (2010 – Present)
Bank of America Corporation, a bank and financial holding company
• Non-executive Chairman (2009 – 2010)
Morehouse College
•  President Emeritus (2007 – Present)
•  President (1995 – 2007)

Experience	Dr. Massey has experience in chief executive roles of large academic organizations.

John Mulligan, 50 Director since 2015

Career highlights
Target Corporation, a general merchandise retailer
•  Executive Vice President and Chief Operating Officer (2015 – Present)
•  Executive Vice President and Chief Financial Officer (2012 – 2015)
•  Senior Vice President, Treasury, Accounting and Operations (2010 – 2012)

Experience	Mr. Mulligan is a senior executive for a major consumer retailer with experience in finance, supply chain, operations and properties.

Sheila Penrose, 70 Director since 2006 Other public company directorships: Jones Lang LaSalle Incorporated

Career highlights
Jones Lang LaSalle Incorporated, a global real estate services and investment management firm
•  Non-executive Chairman (2005 – Present)
Boston Consulting Group, a global management consulting firm
•  Executive Advisor (2001 – 2008)
Northern Trust Corporation, a financial services firm
•  President, Corporate and Institutional Services (1994 – 2000)

Experience
Ms. Penrose has experience as a senior executive of a large investment services and banking company, as executive advisor and as a non-executive chairman of a large, global real estate company and investment management firm.

McDonald’s Corporation 2016 Proxy Statement	11

John Rogers, Jr., 58
Director since 2003
Other public company directorships: Exelon Corporation
Registered investment company directorships: Ariel Investment Trust
Former directorships (within past five years): Aon Corporation

Career highlights
Ariel Investments, LLC, a privately held institutional money management firm
•  Founder, Chairman of the Board and Chief Executive Officer (1983 – Present)
Ariel Investment Trust
•  Trustee (1986 – 1993; 2000 – Present)

Experience	Mr. Rogers is the chief executive officer of an institutional money management firm.

Miles White, 61 Director since 2009 Other public company directorships: Abbott Laboratories; Caterpillar, Inc.

Career highlights	Abbott Laboratories, a global pharmaceuticals and biotechnology company • Chairman and Chief Executive Officer (1999 – Present)
Experience	Mr. White is the chief executive officer of a large pharmaceutical, biotechnology and nutritional health products company.

12	McDonald’s Corporation 2016 Proxy Statement

Board and governance matters

Independent Chairman
Our Board is currently led by an independent Chairman, Andrew McKenna. As stated previously, Mr. McKenna will not stand for re-election at the Annual Shareholders’ Meeting. The Board will elect a new independent Chairman at its meeting immediately following the Annual Shareholders’ Meeting.
The principal duty of the Chairman is to lead the Board of Directors. The Chairman and Chief Executive Officer (CEO) roles have been separated since 2004, enabling the Chairman to focus on corporate governance matters and the CEO to focus on the Company's business. We find that this structure works well to foster an open dialogue and constructive feedback among the independent Directors and management. It further allows the Board to effectively represent the best interests of all shareholders and contribute to the Company’s long-term success.
Composition
Our Board reflects a diverse, highly engaged group of Directors that is committed to regularly reviewing its effectiveness, composition and skill sets. Under its charter, the Governance Committee is responsible for succession planning for the Board and determines the appropriate and desirable mix of characteristics, skills, experience and diversity for the Board as a whole. The Governance Committee recommends Directors for re-election and new candidates who have a solid record of accomplishment in their chosen field and who display independence of mind and strength of character.
Among other qualifications, the Governance Committee considers:
Board succession planning
Under our Corporate Governance Principles, the Governance Committee has the primary responsibility for developing a succession plan for the Board and for making recommendations to the full Board on succession matters. The Governance Committee may retain a search firm, consultant or other advisor to identify, screen and evaluate potential candidates. To ensure that diverse candidates are regularly presented to the Governance Committee, the Committee retained an independent search firm in 2015.
The Governance Committee also evaluates all Directors who are being considered for renomination. In doing so, the Committee looks at their skills and experience in light of overall Board composition and the desire for new and different perspectives and skill sets, given the evolving needs of the business. The Committee also reflects on a Director’s contributions, including by taking into account results of the most recent Board evaluations (as further described on the next page).
In addition, the Governance Committee continually evaluates the mix of Directors in light of future retirements to facilitate a smooth transition of skills, experience and diversity as retirements occur.

McDonald’s Corporation 2016 Proxy Statement	13

Evaluations
The Governance Committee conducts an annual written evaluation of the performance of the Board, as well as an annual peer evaluation for all of the Directors. To protect the Directors’ anonymity and the integrity of the process, the Directors send their completed evaluations directly to an independent third party, who compiles the responses into a report for the Governance Committee, which is then discussed by the Governance Committee and the full Board. The Board evaluation focuses on general Board practices and seeks input on opportunities for improvement, and suggestions for skills and experiences that should be considered when seeking new candidates. In the peer evaluation, each Director assesses his or her fellow Directors on a number of items, including effective contributions to Board discussions and decisions throughout the year; sharing of knowledge and expertise with the Board and senior management as appropriate; staying informed on matters that impact the Company and its shareholders; and acting independently and in the best interests of shareholders.
In addition, each of the Audit, Compensation, Governance and Sustainability and Corporate Responsibility Committees annually conducts self-evaluations, and the Finance Committee conducts a self-evaluation at least every two years. Results of these evaluations are discussed at relevant Committee meetings and reported to the full Board.

Selection of Director candidates
The Board has a robust policy for the consideration of potential Director candidates through which the Governance Committee establishes criteria, screens candidates and evaluates the qualifications of persons that may be considered for service as a Director, including candidates nominated or recommended by shareholders. In 2015, the Governance Committee retained an independent search firm to identify, screen and evaluate potential candidates. Informed by this outside perspective, the Governance Committee develops a pool of candidates that the Board may draw upon from time to time.
The following graphic illustrates the Company's selection process for new Directors:
The Board’s Director Selection Process may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.

Board diversity
The Governance Committee, together with the Board, proactively seeks diverse Director candidates to ensure a representation of varied perspectives and experience in the boardroom, although the Company’s nomination policy does not prescribe specific standards for diversity. Currently, more than 50% of the Board are women and individuals who are minorities.
Our expansive global business demands that we have highly skilled, experienced and diverse leadership at both the executive level and in the boardroom. Our current Board members bring a diverse set of skills and experiences to the Company that are important to drive our strategy forward as the market and competitive landscape evolves.

14	McDonald’s Corporation 2016 Proxy Statement

Director independence
Our Corporate Governance Principles require that all non-management Directors be independent under applicable law and listing standards, as well as under the Board’s Standards on Director Independence. The Board considers relationships involving Directors and their immediate family members and relies on information derived from Company records, questionnaires and other inquiries.
The relationships reviewed by the Board in its most recent determination involved commercial relationships with companies:

•	at which Board members then served as officers and employees (including Google Inc., Inter-Con Security Systems, Inc. and Target Corporation);

•	in which Board members or their immediate family members then held an aggregate 10% or more direct or indirect interest (including Inter-Con Security Systems, Inc.); and

•
at which Board members then served as outside Directors (including Chevron Corporation, ConAgra Foods, Inc., Discover Financial Services, Exelon Corporation, Illinois Tool Works Inc., Jones Lang LaSalle Incorporated, The Kraft Heinz Company, Navigant Consulting, Inc., The Walt Disney Company and Wells Fargo & Company).

These relationships involved McDonald’s purchases of products and services in the ordinary course of business that were made on arm’s-length terms in amounts and under other circumstances that did not affect the relevant Directors’ independence.
The Board also reviewed certain de minimis arm’s-length retail transactions with other companies affiliated with Directors, as well as Company donations to not-for-profit organizations with which Board members or their immediate family members were affiliated by service as directors or trustees.
Based on its review, the Board determined that none of its non-management Directors has a material relationship with the Company and that all of them are independent. Currently, our non-management Directors are Susan Arnold, Lloyd Dean, Robert Eckert, Margaret Georgiadis, Enrique Hernandez, Jr., Jeanne Jackson, Richard Lenny, Walter Massey, Andrew McKenna, John Mulligan, Sheila Penrose, John Rogers, Jr. and Miles White. In addition, the Board previously determined that Cary McMillan, who served as a Director during 2015 and did not stand for re-election at our 2015 Annual Shareholders' Meeting, and Roger Stone, who retired from the Board in August 2015, were independent.

Management succession planning
The Board regularly reviews short- and long-term succession plans for the CEO and for other senior management positions. In assessing possible CEO candidates, the independent Directors identify the skills, experience and attributes they believe are required to be an effective leader in light of the Company’s global business strategies, opportunities and challenges. In 2015, the Board elected Stephen Easterbrook as President and CEO and brought on several other new executives in the areas of communications, human resources, marketing and strategy.

McDonald’s Corporation 2016 Proxy Statement	15

Shareholder outreach and engagement
Throughout each year, management and members of our Board engage with a significant portion of shareholders. In addition to current topics of particular relevance to McDonald’s, including, for example, our turnaround plan, strategy, capital structure and proxy access, we invite shareholders to discuss matters related to board composition and tenure, corporate governance, executive compensation, and environmental and social issues, among other topics.
In 2015, we engaged with representatives from a variety of shareholders, including index funds, hedge funds, union and public pension funds, actively-managed funds, and socially-responsible investment funds, representing approximately 30% of our outstanding shares. Shareholder feedback, including through direct discussions and prior shareholder votes, as well as engagement with proxy and other investor advisory firms that represent the interests of a wide array of shareholders, is reported to our Governance Committee periodically throughout the year. As appropriate, the Governance Committee may allocate specific issues to relevant Board Committees for further consideration.
Last year, McDonald’s received a shareholder proposal regarding proxy access. We conducted significant outreach on the matter and evaluated the pros and cons of adopting the measure that would allow certain shareholders the ability to include, under certain circumstances, Director nominees on the Company’s proxy ballot. At the 2015 Annual Shareholders' Meeting, shareholders approved the advisory proposal to adopt proxy access. Our Board, through the Governance Committee, was committed to analyzing the issue, seeking market and investor perspectives, and continued to engage with shareholders to understand their evolving views on the topic. This engagement led our Board to adopt proxy access substantially in line with the advisory proposal and our conversations with investors, permitting long-term shareholders who have held 3% of shares outstanding continuously for 3 years to nominate up to 20% of the Board (with a two Director minimum) directly onto the Company’s proxy ballot. Shareholders can aggregate in groups up to 20 to meet ownership requirements, with funds under common management counting as a single shareholder. In response, we received positive feedback from the shareholder proponent, as well as several large shareholders who were pleased by our Board's responsiveness and prompt action.
The graphic below represents elements of our ongoing shareholder outreach and engagement, as well as certain items that take place more specifically before, during and after our Annual Shareholders’ Meeting:

Annual Shareholders' Meeting
Prior to Annual Shareholders' Meeting
• Seek feedback on matters for shareholder consideration
• Publish Annual Report and Proxy Statement, highlighting recent Board and Company activities
Ongoing shareholder outreach and engagement
Post Annual Shareholders' Meeting
• Discuss vote outcomes from Annual Shareholders' Meeting in light of existing governance and compensation practices, as well as feedback received from shareholders during proxy season
• Review corporate governance trends, recent regulatory developments, and the Company's own policies and procedures
• Determine topics for discussion during off-season shareholder engagement
Off-season engagement and evaluation of practices
• Engage shareholders and other stakeholders regarding our Board, governance and executive compensation practices to better understand investor viewpoints and inform discussions in the boardroom
• Evaluate potential changes to Board, governance or executive compensation practices in light of shareholder feedback and review of practices
• Conduct annual Board and Committee evaluations and Director peer reviews

16	McDonald’s Corporation 2016 Proxy Statement

Board committees
Our Board has the following committees: Audit, Compensation, Governance, Sustainability and Corporate Responsibility, Finance and Executive. Committee membership is outlined in the table below. All Committee members are independent as defined by the listing standards of the New York Stock Exchange (NYSE), except for our CEO who serves solely on our Executive Committee.

			Independent	Committee membership
Name	Director since	Primary occupation		AC	CC	GC	SCR	FC	EC

Susan Arnold	2008	Operating Executive, Global Consumer & Retail Group, The Carlyle Group	✓		•		•
Lloyd Dean	2015	President & CEO, Dignity Health	✓	FE			•
Stephen Easterbrook	2015	President & CEO, McDonald's							C
Robert Eckert	2003	Operating Partner, Friedman, Fleischer & Lowe	✓		C	•			•
Margaret Georgiadis	2015	President, Americas, Google	✓	•				•
Enrique Hernandez, Jr.	1996	President & CEO, Inter-Con Security Systems	✓	C FE		•			•
Jeanne Jackson	1999	President, Product & Merchandising, NIKE	✓			•		C
Richard Lenny	2005	Non-executive Chairman, Information Resources	✓		•		•	•
Walter Massey	1998	President, School of the Art Institute of Chicago	✓	•			C
Andrew McKenna	1991	Chairman Emeritus, Schwarz Supply Source	✓			•			•
John Mulligan	2015	Executive Vice President & COO, Target	✓	FE				•
Sheila Penrose	2006	Non-executive Chairman, Jones Lang LaSalle	✓	•			•
John Rogers, Jr.	2003	Founder, Chairman & CEO, Ariel Investments	✓		•	•		•
Miles White	2009	Chairman & CEO, Abbott Laboratories	✓		•	C			•
2015 average meeting attendance for Board of Director meetings: 98%				93%	95%	100%	88%	100%	100%

AC	Audit Committee	C	Chair
CC	Compensation Committee	FE	Financial expert
GC	Governance Committee
SCR	Sustainability and Corporate Responsibility Committee
FC	Finance Committee
EC	Executive Committee
The Board has determined that that each member of the Audit Committee is financially literate, and that Lloyd Dean, Enrique Hernandez, Jr., and John Mulligan qualify as “audit committee financial experts” as defined by applicable SEC rules and NYSE listing standards.

McDonald’s Corporation 2016 Proxy Statement	17

Each Committee has the responsibilities set forth in its respective Charter, which has been adopted by the Board of Directors and is reviewed annually. Committee Charters are available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/board-committees-charters.html. The following is a summary of the primary responsibilities of each Committee.

Committee and 2015 meetings	Primary responsibilities

Audit Committee	• Oversees financial reporting, accounting, control and compliance matters
8 meetings in 2015	• Appoints and evaluates the independent auditor
• Reviews with the internal and independent auditors the scope and results of their audits, the adequacy and effectiveness of internal controls and the performance of the internal auditors
• Reviews material financial disclosures
• Oversees financial risk as well as risks related to cyber-security and tax matters
• Pre-approves all audit and permitted non-audit services
• Annually reviews the Company’s compliance programs and receives regular updates about compliance matters
• Annually reviews the Company’s disclosure controls and procedures

Compensation Committee	• Oversees the Company’s compensation program and policies
8 meetings in 2015	• Oversees risks related to the Company's compensation program and policies
• For more information, see the “Compensation Discussion and Analysis"

Governance Committee	• Monitors the Board’s structure and operations and Committee memberships
7 meetings in 2015	• Sets criteria for Board membership
• Searches for and screens candidates and recommends candidates for election or to fill vacancies
• Develops Board succession plans and makes recommendations to the Board on succession matters
• Evaluates Director and Board performance and assesses Board composition and size
• Recommends to the Board compensation for non-management Directors
• Evaluates the Company’s corporate governance principles and oversees governance risks
• Recommends to the Board whether to accept the resignation of incumbent Directors who fail to receive the vote required for re-election in uncontested elections

Sustainability and Corporate Responsibility Committee 5 meetings in 2015
•  Oversees the Company’s policies, strategies and risks related to sustainability and corporate responsibility matters that are of significance to the Company and its stakeholders, including matters related to community engagement, diversity, employment, the environment, human rights, public affairs, products, safety and sourcing

•  Reports to the Compensation Committee regarding the Company’s progress in the areas of sustainability and corporate responsibility in connection with that Committee’s annual determination of executive compensation

• Considers shareholder proposals about the Company’s corporate responsibility and sustainability matters

Finance Committee 4 meetings in 2015	• Reviews the Company’s capital structure, including the Company's dividend policy and share repurchase program
• Oversees the Company’s Treasury activities, including reviewing and approving principal financial policies, such as those with respect to derivatives
• Annually reviews the Company’s banking arrangements in the context of the Company’s operating strategy, risk exposures and other factors
• Oversees risks associated with material financial matters, including the Company's capital structure, and investments and acquisitions that are material to the Company's business

Executive Committee 2 meetings in 2015	• May exercise most Board powers during the periods between Board meetings

18	McDonald’s Corporation 2016 Proxy Statement

Meeting attendance
Directors are expected to attend the Annual Shareholders’ Meeting and all Board meetings and meetings of the Committees on which they serve. Our Board met ten times during 2015. On average, our Directors attended 96% of the total number of meetings of the Board and respective Committees on which they serve. All 13 Directors who stood for re-election last year attended the 2015 Annual Shareholders’ Meeting.

Executive sessions
At each regularly scheduled Board meeting in 2015, our independent Directors met in executive session. Our independent Chairman presides over executive sessions, except in matters regarding the re-election of the Chairman and his compensation. In these cases, the Chair of the Governance Committee presides.

Risk oversight
The Board oversees the Company’s enterprise-wide risk management activities, both as a whole and through its Committees that are comprised solely of independent Directors. The Board exercises direct oversight of strategic risks to the Company, management succession planning and other risk areas not delegated to one of its Committees. The following graphic illustrates our risk oversight process, including important categories of risk that are assigned to designated Committees.
The Board’s risk oversight responsibilities are further described in the Company’s Corporate Governance Principles, which may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html and in various Committee Charters. Oversight of risks related to executive compensation are more fully described on page 31.

Corporate Governance Principles
The Governance Committee regularly reviews the Company’s Corporate Governance Principles and other governing documents and policies to ensure their appropriateness in light of the Company’s current and expected long-term circumstances, as well as evolving best practices. The Company's Corporate Governance Principles are available on our website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.
Code of Conduct for the Board of Directors
Each year, our Directors confirm that they have read, and will comply with, the Code of Conduct for the Board of Directors. This code may be found on our website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/codes-of-conduct.html.

McDonald’s Corporation 2016 Proxy Statement	19

Director compensation
Only non-management Directors are paid for their service on the Board. In 2015, this compensation structure was as follows: (i) an annual cash retainer of $100,000; (ii) an annual retainer fee of $25,000 for each Director serving as Chair of the Audit, Compensation or Governance Committees and an annual retainer fee of $15,000 for each Director serving as Chair of other Board Committees; and (iii) common stock equivalent units with a $140,000 value granted annually to each Director serving for the entire calendar year under the Directors’ Deferred Compensation Plan (the "Directors' Plan"). Directors serving for a portion of the year receive prorated grants of common stock equivalent units. The amount and form of compensation for non-management Directors has not changed since 2012. In addition, the Board considers and may, in its discretion, grant additional compensation to the non-executive Chairman. In recognition of his service, the Board awarded Mr. McKenna a grant of restricted stock units (RSUs) in 2015 as described in the table and footnotes below.
The Company reimburses non-management Directors for expenses incurred in attending Board, Committee, shareholder and other McDonald’s business meetings, as well as expenses for Director continuing education.
The following table summarizes the compensation received by each non-management Director in 2015:

	Fees earned or paid in cash	Stock awards	All other compensation	Total
Name (a)	(1)($)(b)	(2)(3)($)(c)	(4)($)(g)	($)(h)

Susan Arnold	100,000	140,000	10,000	250,000
Lloyd Dean	41,033	57,918	0	98,951
Robert Eckert	125,000	140,000	10,000	275,000
Margaret Georgiadis	92,500	129,644	10,000	232,144
Enrique Hernandez, Jr.	125,000	140,000	10,000	275,000
Jeanne Jackson	115,000	140,000	10,000	265,000
Richard Lenny	100,000	140,000	5,000	245,000
Walter Massey	115,000	140,000	10,000	265,000
Andrew McKenna	100,000	960,546	32,649	1,093,195
Cary McMillan	38,737	53,699	10,000	102,436
John Mulligan	41,033	57,918	10,000	108,951
Sheila Penrose	100,000	140,000	10,000	250,000
John Rogers, Jr.	100,000	140,000	10,000	250,000
Roger Stone	61,141	85,151	10,000	156,292
Miles White	125,000	140,000	10,000	275,000

(1)
Non-management Directors may defer all or a portion of their retainer(s) in the form of common stock equivalent units under our Directors’ Plan. Such deferrals, as well as the annual grant of common stock equivalent units described in footnote 2 below, are credited to an account that is periodically adjusted to reflect the gains, losses and dividends associated with a notional investment in our common stock. Common stock equivalent units so credited are based on a per-share price equal to the closing price of our common stock on the date of credit. Amounts credited are deferred until retirement from the Board or a date specified by the Director. A Director may elect that all or a portion of the credited amount be paid in equal annual installments over a period of up to 15 years beginning after retirement from the Board. In the event of death, amounts are paid in a lump sum.

(2)
Stock equivalent awards are deferred until retirement from the Board or death. A Director may specify that deferred amounts from each year's award be paid in a lump sum or installments over a period of up to 15 years beginning after retirement from the Board. In the event of death, amounts are paid in a lump sum. Amounts in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718) of (i) common stock equivalent units granted under the Directors’ Plan on December 31, 2015 to each non-management Director who served on the Board during 2015; and (ii) in the case of Mr. McKenna, a grant of 8,593 RSUs on August 7, 2015 with an aggregate grant date fair value of $820,546 computed in accordance with ASC 718, awarded in recognition of his service as non-executive Chairman. These RSUs will be paid out on the later of one year from the date of grant or his retirement date.

20	McDonald’s Corporation 2016 Proxy Statement

(3)
Outstanding stock awards held by non-management Directors are set forth below. Stock awards include common stock equivalent units under the Directors’ Plan and, in the case of Mr. McKenna, both common stock equivalent units and RSUs described in footnote 2. Amounts are as of December 31, 2015.

Name	Outstanding stock awards

Susan Arnold	13,862
Lloyd Dean	844
Robert Eckert	49,422
Margaret Georgiadis	1,097
Enrique Hernandez, Jr.	69,246
Jeanne Jackson	59,535
Richard Lenny	27,319
Walter Massey	36,172
Andrew McKenna	255,539
Cary McMillan	34,263
John Mulligan	490
Sheila Penrose	20,316
John Rogers, Jr.	46,029
Roger Stone	111,863
Miles White	10,772

(4)
Represents Company matching gifts of charitable contributions to tax-exempt organizations for participating non-management Directors that were received in 2015 and, for Mr. McKenna, personal use of the Company's aircraft. The matching gift program matches up to $10,000 of charitable contributions made to certain types of tax-exempt organizations. In 2015, total matching contributions for donations made by non-management Directors were $135,000.

McDonald’s Corporation 2016 Proxy Statement	21

Executive compensation
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with McDonald’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
Respectfully submitted,
The Compensation Committee
Robert Eckert, Chairman
Susan Arnold
Richard Lenny
John Rogers, Jr.
Miles White
Compensation discussion and analysis
Our year in review
2015 marked the beginning of a new direction for McDonald’s with the election of a new CEO in the first quarter and the introduction of our turnaround plan. The key objectives of the turnaround plan are driving operational growth by running great restaurants, returning excitement to our brand and unlocking financial value. While it will take time to realize the full effects of the turnaround, the Company ended 2015 with positive momentum. Our results demonstrated that we are on the path to restarting growth as we strive to be seen as a modern and progressive burger company.
While there has been a change in our leadership, we remain committed to a pay for performance culture. Payouts to our executives vary based on performance against financial and strategic metrics aligned with our measures of long-term sustainable growth: operating income, return on incremental invested capital (ROIIC), earnings per share (EPS), and share price performance. Consistent with prior years, our 2015 pay package generally included base salary, a short-term cash incentive, a long-term cash incentive, performance-based RSUs and stock options.
Our turnaround efforts yielded positive results in the second half of 2015 and we expect continued momentum in 2016. However, our performance challenges early in the year caused full-year results, and therefore payouts under our compensation plans, to fall short of our expectations. In addition, payouts under our long-term plans were significantly impacted by our results in prior years. The following payouts reflect these performance challenges:

•	88.9% payout for Corporate employees under our 2015 short-term incentive plan (STIP)

•	Zero payout under our 2013-2015 cash long-term incentive plan (Cash LTIP)

•	16.4% vesting of 2013-2015 performance-based restricted stock units (RSUs)
These pay outcomes validate our rigorous target setting process and demonstrate the program’s effectiveness at aligning pay and performance.
Named Executive Officers (NEOs)
NEOs refer to the following executive officers whose compensation is described in this Proxy Statement, pursuant to requirements of the Securities and Exchange Commission.

Stephen Easterbrook	President and Chief Executive Officer (beginning March 1, 2015)
Kevin Ozan	Executive Vice President and Chief Financial Officer (CFO) (beginning March 1, 2015)
Peter Bensen	Chief Administrative Officer (CAO) (CFO through February 28, 2015)
Douglas Goare	President, International Lead Markets
David Hoffmann	President, High Growth Markets
Christopher Kempczinski	Executive Vice President, Strategy (beginning October 26, 2015)
Donald Thompson	President and Chief Executive Officer (through March 1, 2015)

22	McDonald’s Corporation 2016 Proxy Statement

Compensation program overview

What we do		What we don't do
✓	Strong pay for performance alignment: vast majority of direct compensation tied to performance relative to objective financial goals	✗	Our compensation program does not encourage unreasonable risk taking
✓	Performance metrics are selected to align the interests of management with the interests of shareholders	✗	Executives do not benefit from tax gross-ups on perquisites
✓	STIP and Cash LTIP require growth in operating income to yield any payout	✗	Executives are prohibited from hedging or pledging shares
✓	To ensure long-term focus, the majority of direct compensation opportunity is not paid out in the first year	✗	Equity plan prohibits backdating, below market grants and repricing
✓	STIP and Cash LTIP have caps on potential payouts	✗	Executives do not have employment agreements
✓	Significant stock ownership and retention requirements: 6x base salary for CEO; 4x-5x base salary for other NEOs; stock grant retention feature adopted in response to shareholder feedback
✓	Committee retains an independent advisor on executive compensation matters
✓	Our peer group is primarily comprised of consumer based companies with whom we compete for talent
✓	STIP and Cash LTIP contain clawback provisions
Compensation setting process
The Compensation Committee of the Board of Directors (Committee) meets regularly during the year (eight times in 2015). Meeting agendas are determined by the Chair of the Committee with the assistance of our Chief People Officer. Members of management, including the Chief People Officer, also attend Committee meetings as well as representatives from the Committee’s independent advisor, Frederic W. Cook & Co., Inc. (FWC), and if needed, external legal counsel.
At least annually, the Committee reviews our overall executive compensation program to ensure that it remains aligned with current business objectives and evolving best practices. In the ordinary course, the Committee begins its broad review of our executive compensation program in the fourth quarter and implements any changes the following year when awards are made.
The following graphic illustrates the highlights of the Committee's annual review process.

McDonald’s Corporation 2016 Proxy Statement	23

The Chair of the Committee regularly reports to the Board of Directors following Committee meetings. In addition, the Chair of the Committee, along with the Chairman of the Board, lead the independent Directors in the evaluation of the CEO's performance. Based upon the results of this performance evaluation, and informed by input from FWC and the Chief People Officer, the Committee reviews and approves CEO compensation.
In addition to providing detailed recommendations for the CEO, FWC also provides the Committee detailed compensation recommendations for the CAO and CFO at least annually. The Committee considers peer data and other similar information obtained from various sources, including Towers Watson & Co., Equilar, and Aon Hewitt (which also provides the Company with significant plan administration services). While management provides the Committee with its perspectives on compensation matters, no member of management is involved in decisions regarding his or her own compensation.
Throughout the year, management and Board members are actively engaged in dialogue with a significant portion of the Company’s shareholder base on a number of matters important to both the Company and its investors, including our executive compensation program. The Committee considers feedback received through direct discussions with investors as well as the prior year “Say on Pay” results and the voting results of any shareholder proposals related to our executive compensation program. Our compensation program received 94% shareholder support in 2015.
Changes to compensation program
Changes to our 2015 and 2016 programs are described below.

Compensation element	Program changes
2015

STIP
ELIMINATION OF INDIVIDUAL PERFORMANCE FACTOR
• The Committee eliminated the use of an individual performance factor as a multiplier in calculating final STIP awards for executives
• STIP awards are now based entirely on objective Company performance measures
• The Committee also reduced the cap on STIP payments from 250% to 200% of target

Cash LTIP
ADDITION OF SHARE OF GUEST TRAFFIC METRIC
• 2015 Cash LTIP awards are subject to an additional measure - change in the Company’s share of guest traffic within the informal eating out category in the Company’s top eight markets (“Share of Traffic”)
• This additional metric serves as a modifier (positive or negative) on the payout factor

Performance-based RSUs
PAYOUTS FURTHER ALIGNED WITH PERFORMANCE RESULTS
• Historically, the Company’s performance-based RSU awards provided for downside adjustment only based on the Company’s performance results against pre-established goals
• Performance-based RSU awards now have the potential to pay out up to 200% of target
• This change provides for further motivation for executives to achieve performance results in excess of target

2016

Long-term incentives
ELIMINATION OF CASH LTIP
• The Company eliminated the Cash LTIP plan
• Going forward, long-term-incentives will be awarded in the form of performance-based RSUs and stock options in equal economic proportions
• Performance-based RSUs will have net income and ROIIC performance targets (replacing EPS), as well as a total shareholder return (TSR) modifier
• Eliminates the prior overlap of performance measures in short- and long-term plans
• The use of equity-based awards more closely aligns executive compensation with shareholder interests and better reflects market practice

24	McDonald’s Corporation 2016 Proxy Statement

Compensation performance measures and targets
In order to accomplish our compensation objectives, the Committee uses a mix of variable and fixed forms of compensation comprised of both short- and long-term incentive awards, based on various measurable, objective performance metrics (both absolute and relative), as well as our stock price performance.

2015 principal performance measures	STIP	Cash LTIP	Stock options	Performance-based RSUs

Operating income growth	●	●
ROIIC		●
Earnings per share				●
Share price			●	●

The Committee takes a holistic approach to establishing performance targets under the Company’s incentive compensation programs. The Committee recognizes the importance of achieving an appropriate balance between rewarding executives for strong performance over both the short- and long-term and establishing realistic targets that continue to motivate and retain executives. In setting these objective performance targets, the Committee considers the Company’s short- and long-term strategy and the economic, industry and competitive environments.

●	Exclusions from reported financial results
The Committee may exclude certain items from the financial results used to determine incentive-based compensation for items that are not indicative of ongoing performance in order to focus our executives on the fundamentals of the Company’s underlying business performance. The Committee considers these exclusions pursuant to pre-established guidelines, including materiality, to provide clarity and consistency on how it views the business when evaluating performance. Charges/credits that may be excluded from operating income include the following categories: “strategic” (such as restructurings, acquisitions and divestitures); “regulatory” (changes in tax or accounting rules); and “external” (extraordinary, non-recurring events such as natural disasters).
For 2015, the Committee reviewed the impact of strategic actions taken in connection with the Company’s business turnaround plan (e.g., goodwill write-downs, business restructuring and incremental store closures above plan) on performance-based compensation. In order to mitigate undue impact on a new leadership team that took decisive steps to implement strategic changes necessary to effectuate a turnaround yielding positive results for the Company and its shareholders, the Committee determined that it was appropriate to exclude certain turnaround-related charges, consistent with the guidelines noted above, from operating income and earnings per share results. The impact of these exclusions on 2015 STIP and performance-based RSUs is provided on pages 27 and 29.
The Committee remains focused on ensuring that payouts closely reflect Company performance and hold management accountable for returning the Company to long-term sustainable growth. Since the turnaround plan will require multiple years to implement, it is likely that additional exclusions will be applicable going forward, which may impact payouts in future years.
Payouts under our compensation plans also exclude the effects of foreign currency translation since we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate.

McDonald’s Corporation 2016 Proxy Statement	25

●	Peer companies
Consistent with our goal of providing competitive compensation to incentivize and retain executive talent, we review our executives’ total direct compensation compared to levels at a peer group of companies that we believe is reflective of our business. When we set executive compensation targets we use the market median for each compensation element as a reference point; however, we do not specifically target any element of compensation at the market median.
Following an annual review, the Committee selects a peer group comprised of companies with which we compete for talent, including our direct competitors, major retailers, producers of consumer branded goods and companies with a significant global presence. Revenues, market capitalization, systemwide sales, and TSR are some of the criteria considered in constructing the peer group. Our peer group is set forth below.

3M Company	The Home Depot, Inc.	The Procter & Gamble Company
Best Buy Co., Inc.	Johnson & Johnson	Starbucks Corporation
Restaurant Brands International Inc.	Kellogg Company	Target Corporation
The Coca-Cola Company	Kraft Heinz Co.	Walgreens Boots Alliance, Inc.
Colgate-Palmolive Company	Lowe’s Companies, Inc.	Wal-Mart Stores, Inc.
Dunkin’ Brands Group, Inc.	Mondeléz International, Inc.	The Walt Disney Company
FedEx Corporation	NIKE, Inc.	The Wendy’s Company
General Mills, Inc.	PepsiCo, Inc.	Yum! Brands, Inc.
The following table compares McDonald’s size and performance to that of our peer group.

		McDonald's vs. comparator group
(Dollars in millions)	McDonald's	Percentile	Rank

Revenues (most recent fiscal year)*	25,413	32%	16 of 23
Market capitalization (12/31/15)	108,480	68	8 of 23
Systemwide sales (most recent fiscal year)*	82,715	86	4 of 23
1-year TSR (12/31/15)	30.42%	91	3 of 23
Cumulative 3-year TSR (12/31/15)	48.01%	36	15 of 23
Cumulative 5-year TSR (12/31/15)	80.84%	43	13 of 22

*	Financial data as reported on Bloomberg.com and as of March 14, 2016 unless otherwise indicated.
Elements of total direct compensation
Approximately 90% of our CEO's total direct target compensation opportunity for 2015 was allocated to variable compensation that is at-risk based on performance, including short- and long-term incentive compensation (as shown in the pie chart below). Further, for the NEOs who were employed at year-end, 82% of the total direct compensation opportunity for 2015 was allocated to variable compensation that is at-risk based on performance.
The above chart is comprised of Financial Accounting Standards Board values for equity awards granted in 2015.

26	McDonald’s Corporation 2016 Proxy Statement

Annual compensation

●	Base salary
In setting annual salary levels, we take into account competitive considerations, change in responsibilities, individual performance, tenure in position, internal pay equity, and the effect on our general and administrative expenses. In connection with their respective promotions, Messrs. Easterbrook, Ozan and Bensen received increases in base salary. In addition, as part of the annual review process, Messrs. Goare and Hoffmann each received a salary increase.

●	STIP
Our STIP is designed to reward growth in annual operating income, which measures the success of the most important elements of our business strategy. Operating income growth requires the Company to balance increases in revenue with financial discipline to produce strong margins and a high level of cash flow. If there is no growth in operating income, there is no payout under the STIP.
While we restructured our business on July 1, 2015 into new operating segments, the Committee retained the Area of the World (AOW) targets for purposes of 2015 STIP as the Committee believed the introduction of new performance targets mid-way through the performance period would generate confusion.
If sufficient operating income growth is achieved, STIP payouts take into account pre-established “modifiers” reflecting other measures of Corporate and/or AOW performance that are important drivers of our business. These modifiers in 2015 include the following objective metrics:
•    Comparable guest count growth
•    G&A expense control
•    Customer satisfaction
•    Success of our people initiatives
The chart below illustrates 2015 STIP targets for Corporate, prior to adjustment based on the modifiers discussed previously, and expressed as a percentage of the target award at different levels (threshold, target and maximum):

2015	Threshold 0%	Target 100%	Maximum 200%

Consolidated annual operating income growth	0%	3.3%	8.1%
 Payout percentage interpolated for results that fall between each of the performance levels specifically identified.
The following table shows the operating income targets and results under 2015 STIP, as adjusted for the turnaround-related exclusions described on page 25:

(Dollars in millions)	Target 2015 operating income ($)	Target 2015 operating income growth over 2014 (%)	2015 adjusted operating income* ($)	2015 adjusted operating income growth over 2014 (%)

Corporate	8,208	3.3	8,188	3.0
U.S.	3,668	4.1	3,667	4.1
Europe	3,419	4.2	3,463	5.6
APMEA**	1,245	16.8	1,153	8.2

*
The turnaround-related exclusions discussed on page 25 had the following impact on 2015 operating income for purposes of calculating 2015 STIP payouts: Corporate $349 million; U.S. $55 million; Europe $62 million; and APMEA $198 million.

** Asia/Pacific Middle East and Africa

McDonald’s Corporation 2016 Proxy Statement	27

The 2015 target awards and STIP payouts for the NEOs are shown in the table below.

Named executive officer	Target STIP payment as percentage of salary (%)(1)	2015 target STIP payout ($)	2015 STIP payout ($)	STIP payment as percentage of target (%)

Stephen Easterbrook	150.3	1,653,315	1,469,797	88.9
Kevin Ozan	94.3	566,055	503,223	88.9
Peter Bensen	121.0	1,149,110	1,021,558	88.9
Douglas Goare	87.5	516,371	659,277	127.7
David Hoffmann	87.5	516,371	227,462	44.1
Christopher Kempczinski	14.7	88,110	78,329	88.9
Donald Thompson	26.3	328,767	292,274	88.9

(1)
Target awards were prorated for Messrs. Easterbrook, Ozan and Bensen as a result of their respective promotions on March 1, 2015. Target awards for Messrs. Goare and Hoffmann were prorated as a result of a mid-year increase in their STIP target. Mr. Kempczinski's target award was prorated for his service beginning October 26, 2015 and Mr. Thompson's target award was prorated for his service through March 1, 2015. All STIP payouts were based on 2015 full-year results.

Long-term incentive compensation

●	Cash LTIP
In early 2015, the Committee approved new Cash LTIP awards for the performance period January 1, 2015 to December 31, 2017. Payouts will be initially determined based on the following quantitative measures over the three-year performance period: growth in operating income and ROIIC. No awards will be earned unless threshold levels of performance are achieved. Payouts are adjusted, positively or negatively, by first applying a modifier based on Share of Traffic; and second, applying a multiplier based on cumulative TSR versus the S&P 500 Index for the performance period.
Final 2015-2017 Cash LTIP payouts will be determined as shown below:
The combination of operating income growth and ROIIC provides the appropriate balance in Cash LTIP, as operating income growth focuses on the key element of growing our business and ROIIC measures the effectiveness of our capital investments. The addition of the Share of Traffic and the relative TSR metrics encourage management's focus on these important measures.

28	McDonald’s Corporation 2016 Proxy Statement

The chart below illustrates 2015-2017 Cash LTIP targets, prior to adjustment based on the change in Share of Traffic and the relative TSR multiplier, and expressed as a percentage of the target award at different levels (threshold, target and maximum):

2015 - 2017	Threshold 0%	Target 100%	Maximum 180%

Compound annual operating income growth	1%	5%	9%
ROIIC	10%	16%	19%
 Payout percentage will be interpolated for results that fall between each of the performance levels specifically identified.
The following matrix provides details on 2013-2015 Cash LTIP awards. The matrix also provides details, including projected payouts prior to the application of exclusions, for outstanding Cash LTIP awards.

	Primary Performance targets
Performance period	Compound annual operating income growth (%)	3-year ROIIC (%)	Payout		Payout date

2013 - 2015	6.5	18	0	*	March 1, 2016
2014 - 2016	5.0	16	0	**	March 1, 2017
2015 - 2017	5.0	16	Below Target	**	March 1, 2018

*	Actual payout for 2013-2015 was zero as performance results (including the application of the turnaround-related exclusions) failed to achieve the required threshold.

**	Projected payouts based on constant currency performance through December 31, 2015 and estimated future performance.
Beginning in 2016, the Committee has determined that it will no longer make Cash LTIP awards, and will instead grant long-term incentives in the form of performance-based RSUs and stock options in equal economic proportions.

●	RSUs
An RSU provides the right to receive a share of McDonald’s stock subject to both service- and performance-based vesting requirements.
RSUs granted to executives in 2015 as part of the annual cycle are scheduled to vest on the third anniversary of the grant date, subject to the Company’s achievement of an EPS growth target over the 2015-2017 performance period, as set forth in the chart below. Consistent with market practice, the Committee added an above-target payout opportunity with a maximum payout at 200% of the target award.

2015 - 2017	Threshold 0%	Target 100%	Maximum 200%

Compounded annual growth in EPS on a cumulative basis	0%	5-7%	11%
Payout percentage will be interpolated for results that fall between each of the performance levels specifically identified.
The following matrix provides details on 2013-2015 performance-based RSU awards. The matrix also provides details, including projected payouts prior to the application of exclusions, for outstanding performance-based RSU awards.

Performance period	Compound annual EPS growth targets (%)	Payout		Vesting date

2013 - 2015	6	16.4%	*	February 2016
2014 - 2016	6	0	**	February 2017
2015 - 2017	5 - 7	Above Target	**	March 2018

*	In determining actual payout, the Committee applied the same turnaround-related exclusions as described above on pages 25 and 27 to the 2013-2015 performance results.
** Projected payouts based on constant currency performance through December 31, 2015 and estimated future performance.

McDonald’s Corporation 2016 Proxy Statement	29

●	Stock options
Options have an exercise price equal to the closing price of our common stock on the grant date, a term of ten years and vest ratably over four years, subject to continued service. The Company’s policies and practices regarding option grants, including the timing of grants and the determination of the exercise price, are described on page 32.
Retirement savings arrangements
We believe a competitive retirement program contributes to the recruitment and retention of top executive talent. NEOs participate in the same tax-qualified defined contribution retirement savings plan and a supplemental non-qualified deferred compensation retirement plan applicable to U.S.-based employees.
Severance and change in control arrangements
NEOs participate in our broad-based severance plan applicable to U.S.-based employees, except Mr. Kempczinski who is not eligible to receive severance benefits until April 26, 2017 pursuant to the terms of his sign-on compensation awards. Benefits under the severance plan are described under “Potential Payments Upon Termination of Employment” on page 43. Subject to certain exceptions, the Company has a policy under which we will seek shareholder approval before entering into an agreement to provide a NEO with severance payments, including tax gross-ups, in excess of 2.99 times the sum of (i) the NEO’s annual base salary as in effect immediately prior to termination of employment; plus (ii) the highest annual bonus awarded to the NEO by the Company in any of the three full fiscal years immediately preceding the fiscal year in which termination of employment occurs.
During 2015, the Company had a change in control agreement with Mr. Bensen. Benefits under the change in control agreement are described under “Change in control employment agreement (CIC Agreement)” on page 44. The Company has not entered into any change in control agreements since 2009 and will not enter into new change in control agreements going forward.
Perquisites and other benefits
McDonald’s provides the following limited perquisites to NEOs: company-provided car or car allowance, financial planning, physical examination (which are also available for the NEOs’ spouses), executive security (for select NEOs), matching charitable donation, limited personal items and, generally in the case of the CEO and CAO only, personal use of the Company’s aircraft (these executives are required to reimburse a portion of the cost). The Company does not provide any tax gross-ups on perquisites. NEOs also participate in all of the broad-based benefit and welfare plans available to Company staff in general.
Retirement and consulting agreement with Mr. Thompson
In 2015, the Company entered into an agreement with Mr. Thompson regarding his retirement benefits. Under the terms of the agreement, Mr. Thompson agreed to: (1) provide consulting services to the Company for 12 months following his retirement; (2) a covenant not to compete lasting until March 2017 (six months beyond what is customarily required under the Company’s benefit plans); and (3) a general release of claims and non-disparagement covenant in favor of the Company. In exchange, the Company: (1) waived the six-month notice period customarily required in advance of retirement under STIP, Cash LTIP and the terms of his equity incentive awards; (2) amended the option award made to Mr. Thompson in 2012 upon his promotion to CEO to allow him to receive applicable retirement treatment (i.e., eligibility for continued vesting in accordance with the original vesting schedule and continued exercisability for the full term); and (3) agreed to pay Mr. Thompson $1.5 million in each of September 2015 and March 2016. Except as described in the previous sentence, Mr. Thompson received retirement benefits that are consistent with the established terms of the Company’s plans. All payments made to Mr. Thompson under the agreement are subject to the applicable terms and conditions (including performance targets) and may be forfeited or clawed-back in specified circumstances. In determining to provide this compensation, the Committee considered the value of obtaining an extended non-compete period from him, as well as the positive effect derived from his knowledge of the McDonald’s System and his key relationships with a varied group of stakeholders.
Compensation policies and practices
Policy regarding management’s stock ownership
Historically, the Company has maintained stock ownership requirements because it believes executives will more effectively pursue the long-term interests of shareholders if they are shareholders themselves. The Committee reviews compliance with these stock ownership requirements annually, and currently all executives are in compliance with the policy.

30	McDonald’s Corporation 2016 Proxy Statement

The following table illustrates our stock ownership requirements.

Stock ownership requirements	Multiple of salary

President & CEO	6x
CAO	5x
Other Executives	4x
Executives have five years to achieve the required ownership level. This five-year period restarts when an executive is promoted to a position with a higher ownership requirement. If an executive is not on track to meet his/her ownership requirements following the third year of the five-year period, he or she must retain the lesser of 50% of the net after-tax shares received upon the vesting of an RSU award or such percentage of net after-tax shares necessary to satisfy the applicable requirement. If an executive has not achieved the requisite stock ownership within five years, he or she must retain 100% of the net after-tax shares received upon the vesting of an RSU award and/or a stock option exercise until the required ownership level is attained.
The Company has adopted restrictions that prohibit executives from engaging in derivative transactions to hedge the risk associated with their stock ownership. Further, executives may not enter into an agreement that has the effect of transferring or exchanging economic interest in any award.
Independent compensation consultant
The Committee has the sole authority to retain and dismiss an independent compensation consultant, and has engaged FWC as its consultant. FWC also provides assistance to the Board in compiling and summarizing the results of Board and Director evaluations and advising on Director fees. Consistent with its Charter, the Committee regularly considers FWC’s independence and, in 2015, the Committee concluded that FWC is independent and that its work for the Committee did not raise any conflicts of interest. Management may not engage the Committee’s consultant for any purpose.
Clawbacks and forfeiture provisions
The Company’s compensation plans contain clawback provisions that require the repayment of compensation previously awarded under STIP and Cash LTIP in certain circumstances (for example, the commission of fraud) and to the extent permitted under applicable law.
Under our severance plan, the Company may cease payment of any future benefits and require repayment of any previously paid severance amounts upon discovery of an act during employment that would have resulted in termination for cause.
Unexercised stock options and unpaid RSUs are also subject to forfeiture if the Company determines that any executive committed an act or acts involving dishonesty, fraud, illegality or moral turpitude. Further, if an executive violates a restrictive covenant, the Company has the right to cancel outstanding options and RSUs.
Risk and compensation programs
Our compensation program is designed to mitigate the potential to reward unreasonable risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and erode shareholder value. In particular, our executive compensation program seeks to provide an appropriate balance of short-term and long-term incentives. Our incentive program incorporates performance metrics related to various measures of operational performance. By diversifying the time horizons and the applicable performance metrics of our incentives, we seek to mitigate the risk of significant compensation payments based on accomplishments in one area that may have a negative consequence for our business as a whole.
The Committee reviews our compensation programs, including broad-based programs, taking into consideration the factors described above. Based on this review, the Committee has concluded that the risks arising from its compensation program are not reasonably likely to have a material adverse effect on the Company.
Internal pay equity
Compensation opportunities reflect our executive officers’ positions, responsibilities and tenure in a given position and are generally similar for executives who have comparable levels of responsibility (although actual compensation delivered may differ depending on relative performance). Although our executive pay decisions are based on individual performance and other criteria, we consider the potential impact of internal pay equity on morale, incentive, management alignment, and succession planning. In addition, from time to time, we make special one-time equity awards to executives in connection with their hiring or promotion (for example, Mr. Kempczniski's awards in 2015). These awards permit us to meet one-time business objectives with minimum impact to long-term pay equity.

McDonald’s Corporation 2016 Proxy Statement	31

Policy with respect to tax deductibility of compensation
Our compensation programs are designed to permit the Company to deduct compensation expense under Section 162(m) of the Internal Revenue Code (Code), which limits the tax deductibility of annual compensation paid to executives to $1 million, unless the compensation is performance-based. However, the Company may, from time to time, pay compensation that does not qualify as performance-based compensation under Section 162(m) of the Code.
Policies and practices regarding equity awards
We have a policy to not grant equity awards when the Company possesses material non-public information. The Company generally makes broad-based equity grants at approximately the same time each year following our release of financial information; however, the Company may choose to make equity awards outside of the annual broad-based grant (e.g., for certain new hires or promotions). Stock options may be granted only with an exercise price at or above the closing market price of the Company’s stock on the date of grant.

32	McDonald’s Corporation 2016 Proxy Statement

Compensation tables

Summary compensation table
The table below summarizes the total compensation earned by our NEOs in 2015, 2014 and 2013.

Name and principal position (a)	Year (b)	Salary (3)($)(c)	Bonus ($)(d)	Stock awards (4)($)(e)	Option awards (5)($)(f)	Non-equity incentive plan compensation (6)($)(g)		All other compensation (7)($)(i)	Total ($)(j)

Stephen Easterbrook President and Chief Executive Officer (1)	2015	1,025,000	0	2,968,674	2,104,524	Annual:	1,469,797	341,301	7,909,296
						Long-term:	0
						Total:	1,469,797
	2014	633,333	0	535,453	386,627	Annual:	0	134,449	1,689,862
						Long-term:	0
						Total:	0

Kevin Ozan	2015	568,333	0	534,434	378,818	Annual:	503,223	76,662	2,061,470
Corporate Executive Vice President and Chief Financial Officer (1)						Long-term:	0
						Total:	503,223

Peter Bensen	2015	941,667	0	1,068,782	757,635	Annual:	1,021,558	186,424	3,976,066
Chief Administrative Officer (1)						Long-term:	0
						Total:	1,021,558
	2014	858,333	0	1,026,200	741,028	Annual:	0	168,735	2,794,296
						Long-term:	0
						Total:	0
	2013	765,000	0	1,511,447	589,899	Annual:	569,000	164,298	3,599,644
						Long-term:	0
						Total:	569,000

Douglas Goare	2015	586,667	0	623,463	441,950	Annual:	659,277	963,909	3,275,266
President, International Lead Markets						Long-term:	0
						Total:	659,277
	2014	570,000	0	624,611	451,055	Annual:	0	1,259,655	2,905,321
						Long-term:	0
						Total:	0
	2013	566,000	0	969,078	383,437	Annual:	408,000	1,592,893	3,919,408
						Long-term:	0
						Total:	408,000

David Hoffmann	2015	586,667	0	534,434	378,818	Annual:	227,462	1,200,155	2,927,536
President, High Growth Markets						Long-term:	0
						Total:	227,462
	2014	533,333	0	490,832	354,401	Annual:	0	1,381,119	2,759,685
						Long-term:	0
						Total:	0
	2013	507,500	0	724,635	221,212	Annual:	207,000	1,578,609	3,238,956
						Long-term:	0
						Total:	207,000

Christopher Kempczinski Corporate Executive Vice President - Strategy (2)	2015	111,538	200,000	1,268,848	447,479	Annual:	78,329	14,607	2,120,801
						Long-term:	0
						Total:	78,329

(table continues on following page)

33	McDonald’s Corporation 2016 Proxy Statement

Name and principal position (a)	Year (b)	Salary (3)($)(c)	Bonus ($)(d)	Stock awards (4)($)(e)	Option awards (5)($)(f)	Non-equity incentive plan compensation (6)($)(g)		All other compensation (7)($)(i)	Total ($)(j)

Donald Thompson	2015	251,603	0	0	0	Annual:	292,274	1,544,554	2,088,431
Former President and Chief Executive Officer (1)						Long-term:	0
						Total:	292,274
	2014	1,250,000	0	3,271,818	2,362,665	Annual:	0	404,095	7,288,578
						Long-term:	0
						Total:	0
	2013	1,225,000	0	4,667,552	1,769,687	Annual:	1,400,000	434,425	9,496,664
						Long-term:	0
						Total:	1,400,000

(1)
Mr. Easterbrook was elected CEO effective March 1, 2015, and Mr. Thompson retired from the Company on that same date. Also effective March 1, 2015, Mr. Bensen (who was then-serving as Senior Executive Vice President and CFO) was promoted to the newly created role of CAO, and Mr. Ozan was promoted to Executive Vice President and CFO.

(2)
Mr. Kempczinski joined the Company on October 26, 2015. As an incentive to join the Company, Mr. Kempczinski received a sign-on bonus, $200,000 of which was paid in 2015, and an initial equity grant consisting of performance-based RSUs, service-based RSUs and options. In light of his initial equity grant, Mr. Kempczinski did not receive an equity grant in February 2016 when the other NEOs received their annual awards. Additional information is disclosed in the Grants of Plan-Based Awards table, and accompanying notes, on pages 36-38.

(3)
Reflects annual increases in base salary that took effect during 2015 for the NEOs other than Messrs. Kempczinski and Thompson. Annual base salaries as of December 31, 2015 were as follows: Messrs. Easterbrook: $1,100,000; Ozan: $600,000; Bensen: $950,000; Goare: $590,000; Hoffmann: $590,000 and Kempczinski: $600,000.

(4)
Computed in accordance with FASB ASC Topic 718, this represents the aggregate grant date fair value based on the probable outcome of the applicable performance conditions and excluding the effect of estimated forfeitures during the applicable vesting periods of RSUs granted under the McDonald’s Corporation 2012 Omnibus Stock Ownership Plan (the “2012 Plan”). Values are based on the closing price of the Company’s common stock on the grant date, less the present value of expected dividends over the vesting period. Performance-based RSUs vest on the third anniversary of the grant date and are subject to performance-based vesting conditions linked to the achievement of an EPS growth target over the performance period running from January 1, 2015 to December 31, 2017 (as described on page 29). For Mr. Kempczinski, this also includes a grant of service-based RSUs that vest in three equal installments on the first, second and third anniversaries of the grant date. Additional information is disclosed in the Grants of Plan-Based Awards table on pages 36-38 and the Outstanding Equity Awards at 2015 Year-end table on pages 39-41. A more detailed discussion of the assumptions used in the valuation of RSU awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on page 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(5)
Computed in accordance with FASB ASC Topic 718, this represents the aggregate grant date fair value excluding the effect of estimated forfeitures during the applicable vesting periods of options. Options have an exercise price equal to the closing price of the Company’s common stock on the grant date, vest in equal installments over a four-year period and are subject to the 2012 Plan, as applicable. Values for options granted in 2015 are determined using a closed-form pricing model based on the following assumptions, as described in the footnotes to the consolidated financial statements: expected volatility based on historical experience of 18.8%; an expected annual dividend yield of 3.6%; a risk-free return of 1.7%; and expected option life based on historical experience of 6.0 years. Additional information about options is disclosed in the Grants of Plan-Based Awards table on pages 36-38 and the Outstanding Equity Awards at 2015 Year-end table on pages 39-41. A more detailed discussion of the assumptions used in the valuation of option awards may be found in the Notes to Consolidated Financial Statements under “Share-based Compensation” on pages 36 and 46 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(6)
Our annual cash incentive plan is referred to as STIP and our long-term cash incentive plan is referred to as Cash LTIP. Mr. Kempczinski received a prorated STIP award for service from October 26, 2015 through December 31, 2015, and Mr. Thompson received a prorated STIP award for service from January 1, 2015 through March 1, 2015.

34	McDonald’s Corporation 2016 Proxy Statement

(7)	“All other compensation” for 2015 includes the Company’s contributions to the Profit Sharing Plan and Excess Benefit and Deferred Bonus Plan as follows:

Stephen Easterbrook	$92,250
Kevin Ozan	$51,150
Peter Bensen	$84,750
Douglas Goare	$52,800
David Hoffmann	$52,800
Christopher Kempczinski	$0
Donald Thompson	$22,644
Also included are the following categories of perquisites: personal use of Company-provided cars or an allowance; financial planning; annual physical examinations for the executives and their spouses; executive security (for select executives); matching charitable donations; limited personal items; and personal use of the Company’s aircraft by the CEOs and CAO, with a net cost to the Company in 2015 for Mr. Easterbrook of $224,235 and for Mr. Bensen of $66,940. In general, the CEO and CAO are the only executives permitted to use the aircraft for personal travel. However, in certain circumstances the CEO may at his discretion permit other executives to use the aircraft for personal travel. In addition, at the discretion of the CEO, other executives may be joined by their spouses on the aircraft. The Company does not provide any tax gross-ups on the perquisites described above.
The incremental cost of perquisites is included in the amount provided in the table and based on actual charges to the Company, except as follows: (i) Company-provided cars includes a pro rata portion of the purchase price, fuel and maintenance, based on personal use, and (ii) corporate aircraft includes fuel, on-board catering, landing/handling fees and crew costs and excludes fixed costs, such as pilot salaries and the cost of the aircraft. In accordance with Company policy, the CEO, CAO and any other executive who is permitted per the above to use the Company’s aircraft for personal use reimburses the Company for a portion of personal use of the corporate aircraft, calculated as the lower of (i) amount determined under the Code based on two times the Standard Industry Fare Level (SIFL) rate per person or (ii) 200% of the actual fuel cost.
In the case of the Company’s NEOs based overseas, Messrs. Goare and Hoffmann, the amount in this column for 2015 also includes certain benefits in connection with their international assignments, as follows:
For Mr. Goare: Company-provided housing (in the amount of $163,531), which includes rent, rental furniture, utilities, cleaning and maintenance; a cost-of-living adjustment (in the amount of $124,624); home leave travel allowance; tax preparation services; and tax equalization (in the amount of $78,120), which is designed to satisfy tax obligations arising solely as a result of his international assignment.
For Mr. Hoffmann: Company-provided housing (in the amount of $382,592), which includes rent, rental furniture, utilities and maintenance; a cost-of-living adjustment; home leave travel allowance; educational expenses; transportation expenses; relocation expenses and related allowances; membership in an expatriate organization; tax preparation services; and tax equalization (in the amount of $227,718), which is designed to satisfy tax obligations arising solely as a result of his international assignment.
For each of Messrs. Goare and Hoffmann, certain amounts were paid in local currency. In these cases, when the information is available, the amounts reported reflect the exchange rate on the date the respective payments were made, and when the information is not available, the amounts reported reflect the average monthly exchange rate.
For Mr. Thompson, the amount also includes $1,500,000 paid under his retirement and consulting agreement, as described in the Compensation Discussion and Analysis on page 30 under the heading "Retirement and consulting agreement with Mr. Thompson."

35	McDonald’s Corporation 2016 Proxy Statement

Grants of plan-based awards

									All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying option	Exercise or base price of option awards	Grant date fair value of stock and option awards
			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
		Grant date (b)	Threshold	Target	Maximum	Threshold	Target	Maximum
Name (a)	Plan		($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)	(#)(j)	($/Sh)(k)	(3)($)(l)

Stephen Easterbrook	Cash LTIP		0	3,189,815	7,336,575
	STIP		0	1,653,315	3,306,630
	Equity Plan (4)	3/16/15				0	34,312	68,624				2,968,674
	Equity Plan (5)	3/16/15								201,776	97.15	2,104,524

Kevin Ozan	Cash LTIP		0	575,000	1,322,500
	STIP		0	566,055	1,132,110
	Equity Plan (4)	3/16/15				0	6,177	12,354				534,434
	Equity Plan (5)	3/16/15								36,320	97.15	378,818

Peter Bensen	Cash LTIP		0	1,197,222	2,753,611
	STIP		0	1,149,110	2,298,220
	Equity Plan (4)	3/16/15				0	12,353	24,706				1,068,782
	Equity Plan (5)	3/16/15								72,640	97.15	757,635

Douglas Goare	Cash LTIP		0	585,000	1,345,500
	STIP		0	516,371	1,032,742
	Equity Plan (4)	3/16/15				0	7,206	14,412				623,463
	Equity Plan (5)	3/16/15								42,373	97.15	441,950

David Hoffmann	Cash LTIP		0	585,000	1,345,500
	STIP		0	516,371	1,032,742
	Equity Plan (4)	3/16/15				0	6,177	12,354				534,434
	Equity Plan (5)	3/16/15								36,320	97.15	378,818

Christopher Kempczinski	Cash LTIP		0	311,250	715,875
	STIP		0	88,110	176,220
	Equity Plan (4)	11/12/15				0	5,575	11,150				565,751
	Equity Plan (5)	11/12/15								37,166	112.11	447,479
	Equity Plan (6)	11/12/15							6,690			703,097

Donald Thompson	STIP		0	328,767	657,534

(1)
In 2015, the NEOs received annual cash awards under the STIP and, except Mr. Thompson, long-term cash awards under the Cash LTIP. Columns (d) and (e) show the target and maximum awards they could have earned. Actual STIP payouts are in column (g) of the Summary Compensation Table. Amounts provided to Messrs. Kempczinski and Thompson are prorated to reflect service during 2015.

36	McDonald’s Corporation 2016 Proxy Statement

(2)
In 2015, the NEOs other than Messrs. Kempczinski and Thompson received two types of equity awards: RSUs subject to performance-based vesting criteria (see columns (f), (g), (h) and (l)) and options (see columns (j), (k) and (l)). Mr. Kempczinski received performance-based RSUs, service-based RSUs and options in connection with sign-on arrangements. Mr. Thompson did not receive an equity award in 2015 as a result of his retirement.

(3)	The values in this column for RSUs and options were determined based on the assumptions described in footnotes 4 and 5, respectively, to the Summary Compensation Table.

(4)
Reflects grants of RSUs subject to performance-based vesting conditions. The RSUs granted to Messrs. Easterbrook, Ozan, Bensen, Goare and Hoffmann vest on March 16, 2018, subject to achievement of a specified EPS growth target during the performance period ending on December 31, 2017. The performance target for these RSU awards is compounded annual EPS growth of 5-7% on a cumulative basis. If the target range is achieved, 100% of the RSUs will vest. If no compounded EPS growth is achieved, no RSUs will vest. If compounded EPS growth is either above or below the target range, the awards will vest proportionally, as determined by the Committee, up to a maximum of 200% of target.

The performance-based RSUs granted to Mr. Kempczinski vest on November 12, 2018, subject to achievement of a specified net income and ROIIC targets during the performance period ending on December 31, 2018. The performance targets for this RSU award are compound annual net income growth of 5% and 3-year ROIIC of 10-25%. If the targets are achieved, 100% of the RSUs will vest. If net income and ROIIC performance is either above or below the target range, the awards will vest proportionally, as determined by the Committee. In addition, if net income and ROIIC thresholds are achieved, a TSR modifier can impact final payouts by up to plus or minus 20 percentage points. The maximum payout is 200% of target.

(5)	Reflects grants of options in 2015. For details regarding options, refer to footnote 5 to the Summary Compensation Table.

(6)
Reflects service-based RSUs granted to Mr. Kempczinski in connection with his sign-on arrangements. The RSUs vest in three equal installments on each of the first three anniversaries of the grant date.

STIP Awards
Target STIP awards for 2015 were equal to a percentage of salary. STIP measures performance using a “team factor” that is initially determined based on growth in operating income. The team factor increases with growth in operating income up to 100% at the target level of growth and to higher percentages at higher levels of growth, up to the maximum of 200% of target. The team factor can then be adjusted up or down, within specified limits, based on “modifiers” reflecting other measures of Corporate and/or AOW performance. The target amount is multiplied by the team factor, which includes the modifiers.
The following flowchart illustrates this process:

37	McDonald’s Corporation 2016 Proxy Statement

The target STIP awards, the team factors (including the modifiers), and the final payouts as a percentage of target awards for the NEOs in 2015 are summarized below:

Named executive officer	Target STIP award (% of salary) (1)	Applicable team factor(s)	Team factor(s) before application of modifiers (% of target award)	Impact of modifiers (% added or subtracted)	Final STIP award (2)

Stephen Easterbrook	150.3	Corporate	95.1	-6.2	1,469,797
Kevin Ozan	94.3	Corporate	95.1	-6.2	503,223
Peter Bensen	121.0	Corporate	95.1	-6.2	1,021,558
Douglas Goare	87.5	Corporate (weighted 25%)	95.1	-6.2	659,277
		Europe (weighted 75%)	129.0	+11.6
David Hoffmann	87.5	Corporate (weighted 25%)	95.1	-6.2	227,462
		APMEA (weighted 75%)	38.5	-9.4
Christopher Kempczinski	14.7	Corporate	95.1	-6.2	78,329
Donald Thompson	26.3	Corporate	95.1	-6.2	292,274
(1) Target awards were prorated for Messrs. Easterbrook, Ozan and Bensen as a result of their respective promotions on March 1, 2015. Target awards for Messrs. Goare and Hoffmann were prorated as a result of a mid-year increase in their STIP target. Mr. Kempczinski's target award was prorated for his service beginning October 26, 2015 and Mr. Thompson's target award was prorated for his service through March 1, 2015.
(2) These amounts are also reflected in column (g) to the Summary Compensation Table.
The applicable modifiers are described in the following table:

Team factor	Modifiers	Potential weight of each modifier (range)	Potential overall adjustment of team factor by modifiers (range)

Corporate factor	• Comparable guest count growth	Up to +7.5 or -5 percentage points	Up to +/- 15 percentage points
• G&A expense control
• Customer satisfaction opportunity

AOW factor	• Comparable guest count growth	Up to +/- 10 percentage points	Up to +/- 25 percentage points
• Customer satisfaction opportunity
• Success of people initiatives

38	McDonald’s Corporation 2016 Proxy Statement

Outstanding equity awards at 2015 year-end
	Option awards				Stock awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name (a)	(1)(#)(b)	(1)(#)(c)	($)(e)	(f)	(2)(#)(g)	(3)($)(h)	(4)(#)(i)	(3)(4)($)(j)

Stephen Easterbrook	23,491	23,488	98.42	06/14/2023
	7,904	23,709	94.89	02/12/2024			50,035	5,911,135
	0	201,776	97.15	03/16/2025

Kevin Ozan	4,664	0	45.02	02/14/2017
	8,343	0	56.64	02/13/2018
	12,875	0	57.08	02/11/2019
	12,447	0	63.25	02/10/2020
	11,755	0	75.93	02/09/2021
	5,248	1,749	100.05	02/08/2022
	9,971	3,323	100.05	02/08/2022
	5,321	5,318	94.00	02/13/2023
	2,836	8,493	94.89	02/12/2024
	0	36,320	97.15	03/16/2025	4,236	500,441	7,374	871,164

Peter Bensen	15,157	0	45.02	02/14/2017
	24,100	0	56.64	02/13/2018
	40,463	0	57.08	02/11/2019
	49,787	0	63.25	02/10/2020
	46,105	0	75.93	02/09/2021
	44,997	14,999	100.05	02/08/2022
	26,596	26,596	94.00	02/13/2023
	15,150	45,441	94.89	02/12/2024
	0	72,640	97.15	03/16/2025			42,559	5,027,920

Douglas Goare	15,634	0	57.08	02/11/2019
	16,596	0	63.25	02/10/2020
	17,286	0	75.93	02/09/2021
	28,861	9,620	100.05	02/08/2022
	17,289	17,286	94.00	02/13/2023
	9,221	27,660	94.89	02/12/2024
	0	42,373	97.15	03/16/2025			26,179	3,092,787

David Hoffmann	5,562	0	56.64	02/13/2018
	7,357	0	57.08	02/11/2019
	9,128	0	63.25	02/10/2020
	8,298	0	75.93	02/09/2021
	5,248	1,749	100.05	02/08/2022
	7,872	2,623	100.05	02/08/2022
	9,975	9,972	94.00	02/13/2023
	7,246	21,732	94.89	02/12/2024
	0	36,320	97.15	03/16/2025			20,645	2,439,000
(table continues on following page)

McDonald’s Corporation 2016 Proxy Statement	39

	Option awards				Stock awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name (a)	(1)(#)(b)	(1)(#)(c)	($)(e)	(f)	(2)(#)(g)	(3)($)(h)	(4)(#)(i)	(3)(4)($)(j)

Christopher Kempczinski	0	37,166	112.11	11/12/2025	6,690	790,357	5,575	658,631

Donald Thompson	24,984	0	45.02	02/14/2017
	44,492	0	56.64	02/13/2018
	26,275	0	57.08	02/11/2019
	47,820	0	57.08	02/11/2019
	73,021	0	63.25	02/10/2020
	64,524	0	75.93	02/09/2021
	63,756	21,252	100.05	02/08/2022
	127,047	42,349	88.53	06/29/2022
	79,789	79,786	94.00	02/13/2023
	48,298	144,888	94.89	02/12/2024			78,981	$9,330,815

(1)	In general, options expire on the tenth anniversary of grant. For details regarding equity treatment upon termination, see page 45.

(2)
Although our typical practice is to grant RSUs subject to performance-based vesting conditions to our NEOs, Mr. Ozan's RSUs reflected in columns (g) and (h) are not subject to performance-based vesting conditions because they were granted prior to Mr. Ozan serving as an executive officer. 2,128 of these RSUs vested on February 13, 2016 and 2,108 of these RSUs are scheduled to vest on February 12, 2017. Similarly, Mr. Kempczinski's RSUs shown in columns (g) and (h) reflect a sign-on grant of service-based RSUs, which vest in three equal installments on each of the first three anniversaries of the grant date.

(3)	Calculated by multiplying the number of shares covered by the award by $118.14, the closing price of Company stock on the New York Stock Exchange on December 31, 2015.

40	McDonald’s Corporation 2016 Proxy Statement

(4)	Reflects unvested performance-based RSUs that are scheduled to be paid out as follows if the targets are met (or were paid out, in the case of awards that vested in 2016).

Named executive officer	Vesting date		Number of performance-based RSUs

Stephen Easterbrook	6/14/2016		9,399
	2/12/2017		6,324
	3/16/2018		34,312

Kevin Ozan	2/13/2016	(1)	1,197
	3/16/2018		6,177

Peter Bensen	2/13/2016	(1)	7,447
	2/13/2016	(2)	10,639
	2/12/2017		12,120
	3/16/2018		12,353

Douglas Goare	2/13/2016	(1)	4,681
	2/13/2016	(2)	6,915
	2/12/2017		7,377
	3/16/2018		7,206

David Hoffmann	2/13/2016	(1)	4,681
	2/13/2016	(2)	3,990
	2/12/2017		5,797
	3/16/2018		6,177

Christopher Kempczinski	11/12/2018		5,575

Donald Thompson (3)	2/13/2016	(1)	17,289
	2/13/2016	(2)	23,050
	2/12/2017		38,642

(1)	The performance conditions for the award were not achieved, and therefore the entire award was forfeited.

(2)	16.4% of the shares shown above vested as a result of the Company's performance during the 2013-2015 performance period.

(3)	The amounts provided for Mr. Thompson's awards that vested in 2016 were prorated based on his retirement date of March 1, 2015.

Option exercises and stock vested — fiscal 2015
	Option awards			Stock awards
	Number of shares acquired on exercise		Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
Name (a)	(#)(b)		($)(c)	(#)(d)	($)(e)

Stephen Easterbrook	0		0	0	0
Kevin Ozan	3,463		267,933	1,740	163,543
Peter Bensen	15,870		1,228,427	2,083	195,781
Douglas Goare	12,050		522,490	1,337	125,665
David Hoffmann	5,247		249,982	1,500	140,985
Christopher Kempczinski	0		0	0	0
Donald Thompson	45,910	(1)	2,929,224	2,952	277,458

(1)	Mr. Thompson exercised 20,611 of these options after he retired from the Company.

McDonald’s Corporation 2016 Proxy Statement	41

Non-qualified deferred compensation — fiscal 2015
	Executive contributions in last FY	Registrant contributions in last FY	Aggregate earnings in last FY	Aggregate withdrawals/ distributions	Aggregate balance at last FYE
Name (a)	(1)($)(b)	(1)($)(c)	($)(d)	($)(e)	(2)($)(f)

Stephen Easterbrook	38,000	68,400	1,546	0	174,362
Kevin Ozan	61,250	34,650	87,062	0	2,389,085
Peter Bensen	70,167	62,650	699,358	0	8,141,551
Douglas Goare	34,667	30,700	178,106	0	2,957,891
David Hoffmann	40,667	34,900	71,382	0	1,233,176
Christopher Kempczinski	0	0	0	0	0
Donald Thompson	26,321	9,739	432,239	(2,247,854)	2,640,894

(1)	Represents salary deferrals which are also reported as compensation for 2015 in the Summary Compensation Table.

(2)	Includes the following aggregate amounts reported in the Summary Compensation Table in prior years:

Stephen Easterbrook	$81,186
Peter Bensen	$5,274,740
Douglas Goare	$467,018
David Hoffmann	$224,267
Donald Thompson	$3,086,277
Excess benefit and deferred bonus plan (Excess Plan)
The Excess Plan is a non tax-qualified, unfunded deferred compensation plan that allows senior management and certain highly compensated staff employees to (i) make tax-deferred contributions from their salary, STIP and Cash LTIP awards; and (ii) receive Company matching contributions (on deferrals of salary and STIP awards only), in excess of the Internal Revenue Service (IRS) limits under the Profit Sharing Plan.
At the time of deferral, participants may elect to receive distributions either in a lump-sum or in regular installments over a period of up to 15 years following separation from service. Commencement of distributions are delayed for six months following separation from service.
Deferrals are nominally invested in investment options selected by participants and are credited with a rate of return based on the investment option(s) selected. The investment options are currently based on returns of the Profit Sharing Plan’s Stable Value Fund, S&P 500 Index Fund and the Company's Common Stock Fund.
Supplemental profit sharing and savings plan (Supplemental Plan)
Prior to the adoption of the Excess Plan in 2005, the Company’s Supplemental Plan allowed participants to defer compensation in excess of the IRS limits that applied to the Profit Sharing Plan. The Supplemental Plan allowed deferrals of salary and all or a portion of cash incentives as well as Company contributions on deferrals of salary and STIP. At the end of 2004, the Company froze the Supplemental Plan. The investment options for existing accounts under the Supplemental Plan are identical to those under the Excess Plan. A participant may elect to have distributions in a single lump-sum, in installments commencing on a date of the participant’s choice or in an initial lump-sum payment with subsequent installment payments. Distributions may commence in the year following termination or any later date and must be completed within 25 years. If the participant does not file a distribution election in the year of termination, the participant’s entire Supplemental Plan balance is paid out in cash in the calendar year following termination. In-service and hardship withdrawals are permitted subject to certain conditions.

42	McDonald’s Corporation 2016 Proxy Statement

Potential payments upon termination of employment or change in control
Our NEOs would become entitled to certain payments and benefits in connection with a termination of employment or change in control followed by termination of employment, as described below.
Termination of Employment

●	Severance Plan
Messrs. Easterbrook, Ozan, Bensen, Goare and Hoffmann would have received severance benefits under the McDonald's Corporation Severance Plan (Severance Plan) if they were terminated by the Company without “cause,” due to a reduction in work force or job elimination on December 31, 2015. The Severance Plan excludes severance benefits in the event of termination for performance reasons.
For each eligible NEO, applicable benefits consist of a lump-sum payment with respect to severance pay, based on final salary, and the continuation of medical and dental benefits. Amounts are based on position and length of service. In addition, in a covered termination, each eligible NEO would receive prorated STIP and Cash LTIP payments based on actual performance (and paid at the same time payments are made to other participants), unused sabbatical leave, and transitional assistance. Payments would be delayed for six months following termination of employment to the extent required under Code Section 409A.
The value of the benefits that would have been payable to eligible NEOs under the Severance Plan, assuming a qualifying termination of employment on December 31, 2015, are set forth below.

Name	Salary continuation ($)	Benefit continuation ($)	Cash LTIP ($)(1)	Other (sabbatical and transition assistance) ($)	Total ($)

Stephen Easterbrook	846,154	4,277	967,593	25,000	1,843,024
Kevin Ozan	415,385	2,775	175,000	12,000	605,160
Peter Bensen	694,231	12,189	397,222	158,154	1,261,796
Douglas Goare	590,000	21,645	195,000	12,000	818,645
David Hoffmann	431,154	25,769	195,000	102,769	754,692
(1) Amounts in the Cash LTIP column to this table reflect target payouts as of December 31, 2015 for the 2015-2017 performance period. Actual payouts for that performance period will depend on actual performance for the entire performance period, which is not calculable until after the end of the performance period. For the 2013-2015 and 2014-2016 performance periods, actual and projected amounts, respectively, are 0.

●	Other severance arrangements
Under the terms of his offer letter, Mr. Kempczinski is not eligible to receive severance benefits under the Severance Plan until April 2017. Pursuant to his RSU and stock option award agreements, if on December 31, 2015, Mr. Kempczinski's employment had been terminated for cause or if he had voluntarily terminated employment, his outstanding equity awards generally would have been forfeited. If Mr. Kempczinski's employment had been involuntarily terminated (other than for cause), his service-based RSUs and stock options would continue to be settled, in the case of RSUs, or become exercisable, in the case of options, in accordance with the original vesting schedule. His performance-based RSUs would continue to be subject to applicable performance conditions. If Mr. Kempczinski's employment had been terminated as a result of his death or disability on December 31, 2015, his RSUs would have been immediately 100% vested and any performance conditions would have been waived (as of December 31, 2015, all of his RSUs were valued at $1,448,988), and his stock options would be immediately vested and could be exercised within three years of his termination (but not beyond the expiration date). Mr. Kempczinski would not be eligible to receive a Cash LTIP payment if his employment were terminated on December 31, 2015, except for death or disability. In that case, he would have been entitled to a payout based on actual performance for the entire performance period, prorated based on his service during 2015, which prorated target amount as of December 31, 2015 is $34,583.
In connection with Mr. Thompson’s retirement on March 1, 2015 and in accordance with his retirement and consulting agreement described on page 30, Mr. Thompson received two payments of $1.5 million each, which were paid in September 2015 and March 2016. Mr. Thompson also received a prorated STIP payout of $292,274 for service through March 1, 2015, based on full-year 2015 results. The Company also amended a stock option award made to Mr. Thompson in 2012 upon his promotion to CEO to provide for post-termination treatment consistent with the retirement treatment applicable to his other stock option awards (i.e., eligibility for continued vesting in accordance with the original vesting schedule and continued exercisability of the options for the full term).

McDonald’s Corporation 2016 Proxy Statement	43

Change in control
A “change in control” is generally defined as either (i) the acquisition of 20% or more of our common stock or voting securities by a single purchaser or a group of purchasers acting together; (ii) the incumbent members of the Board cease to constitute at least a majority of the Board as a result of an actual or threatened election contest; (iii) a significant merger or other business combination involving the Company; or (iv) a complete liquidation or dissolution of the Company.
Following a change in control, Messrs. Easterbrook, Ozan, Goare and Hoffmann would be entitled to payments under the Severance Plan as described above in the event their employment is terminated and they otherwise qualify for the payments and benefits thereunder. In addition, pursuant to the Cash LTIP, each of the NEOs serving as of December 31, 2015 would have been entitled to a prorated Cash LTIP payment following a change in control based on actual performance through the date of the change in control. Based on actual performance during 2015, the NEOs would not be entitled to any payout under the Cash LTIP, however, the Committee has the ability to consider exclusions for items that are not indicative of ongoing performance as of the date of the change in control, which could impact payout.

●	Change in control employment agreement (CIC Agreement)
The Company is party to a CIC Agreement with Mr. Bensen. The Company will not enter into any new CIC Agreements. The CIC Agreement provides that, during the three-year period following a change in control (the “protected period”) Mr. Bensen's (i) position and authority may not be reduced; (ii) place of work may not be relocated by more than 30 miles; (iii) salary may not be reduced; (iv) annual bonus opportunity may not be reduced; and (v) participation in benefit plans will continue on terms not less favorable than before the change in control. If the Company fails to comply with these provisions, Mr. Bensen may terminate employment for “good reason” during the protected period. In addition, within 30 days after a change in control, if it is also a change in control under Code Section 409A, the Company will pay a prorated portion of: (i) the target annual bonus and (ii) the target long-term incentive bonus, both for the partial performance period in which the change in control occurs. If it is not a change in control under Code Section 409A, the Company will pay: (i) a prorated portion of Mr. Bensen’s annual bonus, based on the Company’s actual performance; and (ii) a prorated portion of Mr. Bensen’s long-term incentive bonus based on target performances, both on the date on which such bonuses are paid to Company employees generally.
If Mr. Bensen terminates his employment for good reason or his employment is terminated by the Company without “cause” during the protected period, then, in addition to receiving accrued but unpaid salary, bonus, deferred compensation and other benefit amounts due on termination, he will be entitled to: (i) a lump-sum cash payment equal to three times the sum of his salary, target annual bonus and contribution received under the Company’s deferred compensation plan; (ii) a pro rata portion of the annual bonus based upon actual performance, reduced (but not below zero) by any portion of the annual bonus for that year previously paid to him, if any; (iii) a lump-sum payment equal to continued medical, life insurance, fringe and other benefits for three years after the termination; and (iv) a lump-sum cash payment for any accrued sabbatical leave. Mr. Bensen's receipt of these benefits is subject to execution of an agreement that includes restrictive covenants and a release of claims. Payment of these benefits will be delayed for six months to the extent required under Code Section 409A.
The Company will reimburse Mr. Bensen on an after-tax basis for excise tax payments that are considered to be contingent upon a change in control. If the aggregate after-tax amount of benefits is not more than 110% of what he would receive if benefits were reduced to a level that would not be subject to excise taxes, Mr. Bensen will not be entitled to receive a reimbursement and the aggregate amount of benefits to which he is entitled will be reduced to the greatest amount that can be paid without triggering excise taxes.
In the case of the death or disability during the protected period, Mr. Bensen or his estate would be entitled to receive accrued salary, bonus, deferred compensation and other benefit amounts due at levels provided to peers and at least as favorable as those immediately preceding the change in control.
If (i) the Company terminates Mr. Bensen for cause following a change in control; (ii) he voluntarily terminates employment without good reason following a change in control; or (iii) he fails to execute the requisite agreements, then he will receive only a lump-sum payment of accrued salary, bonus, deferred compensation and other benefit amounts.
The following table sets forth the benefits that Mr. Bensen would have been entitled to under his CIC Agreement if on December 31, 2015 he had been terminated without cause or resigned with good reason in the protected period following a change in control.

Named executive officer	Severance payment (3x salary, bonus and Company contribution to deferred compensation plan)	Benefit continuation	Cash LTIP	Sabbatical	Excise Tax and Tax gross-up payments	Total

Peter Bensen	$6,687,567	$127,477	$0	$146,154	$5,437,224	$12,398,422

44	McDonald’s Corporation 2016 Proxy Statement

Treatment of equity awards
The following description applies to NEOs other than Mr. Kempczinski, whose equity award treatment is described above.

●	Stock options
Unvested options are generally forfeited on termination of employment, with vested options remaining outstanding and exercisable for 90 days, except on termination for “cause.”
If the NEO qualifies for favorable treatment (by satisfying the conditions for retirement or “special circumstances,” which includes termination by the Company without “cause,” and agreeing to the restrictive covenants), the options continue to become exercisable on the originally scheduled dates and remain exercisable for an extended post-termination exercise period (the full term of the option in the case of retirement and for a lesser period in the case of “special circumstances”), as applicable. If a NEO terminates employment as a result of death or disability, the options vest upon termination and remain exercisable for an extended post-termination exercise period. If a NEO violates a restrictive covenant following termination, the Company may cancel any outstanding options. Further, if a NEO terminates employment for any reason other than death or disability, all options granted in the last 12 months are generally forfeited upon termination, although the Company may elect to waive that forfeiture.

●	RSUs
Unvested RSUs are generally forfeited on termination of employment. As discussed on page 29, the Company’s practice generally is to grant NEOs RSUs subject to performance-based vesting conditions. In the case of certain termination events (including retirement and termination by the Company without “cause”), generally NEOs are entitled to full or pro-rata vesting with respect to their unvested RSUs; however, performance-based RSUs are not accelerated on termination of employment and any additional vesting is subject to the satisfaction of the applicable performance conditions, determined following completion of the performance period. Further, if a NEO terminates employment for any reason other than death or disability, all RSUs granted in the last 12 months are generally forfeited upon termination, although the Company may elect to waive that forfeiture. With respect to the performance-based RSUs held by our NEOs, we are not able to calculate the hypothetical value that each NEO could have realized as a result of a termination of employment, as vesting is based not only on the portion of the vesting period in which the NEO remained employed, but also on the Company's actual performance through the entire performance period.
Mr. Ozan holds service-based RSUs, which were granted to him prior to his promotion to Corporate Executive Vice President and CFO. If Mr. Ozan were terminated by the Company on December 31, 2015, he would have realized a value of $403,566 as a result of the accelerated pro rata vesting of these RSUs. If Mr. Ozan retired on December 31, 2015, he would have realized a value of $493,471. In each case, amounts are based on the closing price of the Company's common stock on that date.

●	Treatment of equity awards upon a change in control
Under the 2012 Plan, upon a change in control, outstanding unvested options and RSUs will be replaced by equivalent awards based on publicly-traded stock of the successor entity. The replacement awards will vest and become exercisable (in the case of options) or be paid out (in the case of service-based RSUs) if the grantee’s employment is terminated for any reason other than “cause” within two years following the change in control. In addition, if employment is terminated other than for “cause” within two years following the change in control, all options will remain outstanding for not less than two years following termination or until the end of the original term, if sooner.
If the awards are not replaced (e.g., because the acquirer does not have publicly-traded securities) or if the Committee so determines, vesting will be accelerated. RSUs would vest (performance-based RSUs at target) and be paid out upon a Code Section 409A change in control; otherwise, the RSUs would be paid out on the originally scheduled payment date or, if earlier, on the NEO’s death, disability or termination of employment, subject to any required delay under Code Section 409A. Terminations initiated by the NEO will not result in accelerated vesting of replacement awards.
If a change in control had occurred on December 31, 2015 and either (i) the outstanding options and RSUs held by the NEOs could not be replaced or (ii) the Committee so determined, assuming that the transaction met the applicable definition of a change in control under the 2012 Plan and Code Section 409A: (i) options would have vested and (ii) RSUs would have vested and been paid out immediately (performance-based RSUs at target). The awards held by the NEOs as of December 31, 2015 are set forth in the Outstanding Equity Awards at 2015 Year-end table on pages 39-41.
The table on the next page summarizes the value of the change in control payments that the NEOs could have received based on: (i) in the case of options, the “spread” between the exercise price and the closing price of the Company’s common stock on December 31, 2015 and (ii) in the case of RSUs, the target number of shares, multiplied by the closing price of the Company’s common stock on December 31, 2015. The table sets forth the hypothetical value that the NEOs could have realized as a result of the accelerated equity awards, based on these assumptions. If there were no change in control, the amounts shown would have vested over time, subject to continued employment and with respect to the RSUs subject to performance-based vesting conditions. Since Mr. Thompson was no longer employed by the Company on December 31, 2015, he is excluded from the table.

McDonald’s Corporation 2016 Proxy Statement	45

Named executive officer	Stock options (closing price on 12/31/15 minus exercise price) ($)	RSUs (target number of shares multiplied by closing price on 12/31/15) ($)	Total ($)

Stephen Easterbrook	5,249,696	5,911,135	11,160,831
Kevin Ozan	1,179,948	1,371,605	2,551,553
Peter Bensen	3,494,576	5,027,920	8,522,496
Douglas Goare	2,123,814	3,092,787	5,216,601
David Hoffmann	1,587,439	2,439,000	4,026,439
Christopher Kempczinski	224,111	1,448,988	1,673,099
Deferred compensation
Following separation from service for any reason, the NEOs will receive distributions from their accounts under the Excess Plan and the Supplemental Plan in accordance with their elected distribution schedules, as described on page 42.

PROPOSAL NO. 2
ADVISORY VOTE to approve executive compensation
We are asking our shareholders to provide an advisory vote to approve the compensation awarded to our Named Executive Officers for 2015, as described in the “Executive Compensation” section, beginning on page 22, which includes the Compensation Discussion and Analysis (CD&A) and the compensation tables.
As fully described in CD&A, our executive compensation program is designed to support our business initiatives, align the interest of our executives with those of our shareholders, and strongly link pay and performance. We believe our compensation program appropriately incentivizes our executives through a mix of short- and long-term plans that reflect measurable, rigorous performance goals closely aligned with Company strategy.
In 2015, our turnaround efforts yielded positive results in the second half of the year, and we expect continued momentum in 2016. However, our performance challenges early in the year caused full-year results to fall short of our expectations. 2015 payouts reflect these challenges. In addition, payouts under our long-term plans were significantly impacted by our performance in prior years. We believe that these pay outcomes validate our rigorous target-setting process and demonstrate the program’s effectiveness at aligning pay and performance.
The Board believes that our executive compensation program appropriately incentivizes strong operational and financial performance in both the current year and over the long-term, thereby aligning the interests of executives with the interests of our shareholders.

The Board of Directors recommends that shareholders vote FOR the approval, on an advisory basis, of the compensation awarded to McDonald’s named executive officers for 2015, as disclosed under SEC rules, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion included in this Proxy Statement.

46	McDonald’s Corporation 2016 Proxy Statement

Audit Committee matters
Audit Committee Report
The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee the Company's financial reporting process. Management is primarily responsible for the Company’s financial statements, including the Company’s internal control over financial reporting. Ernst & Young LLP (Ernst & Young), the Company’s independent auditor, is responsible for performing an audit of the Company’s annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements. Ernst & Young also reviews the Company’s interim financial statements in accordance with applicable auditing standards. The Audit Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. The Audit Committee met regularly with Ernst & Young and the head of internal audit, both privately and with management present, during 2015.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Ernst & Young the audited and interim financial statements, including Management’s Discussion and Analysis, included in the Company’s Reports on Form 10-K and Form 10-Q.
In connection with its review of the Company’s annual consolidated financial statements, the Audit Committee also discussed with Ernst & Young other matters required to be discussed with the auditor under Auditing Standard No. 16, as modified or supplemented (communication with audit committees), and those addressed by Ernst & Young’s written disclosures and its letter provided under the applicable requirements of the Public Company Accounting Oversight Board, as modified or supplemented (independence discussions with audit committees).
The Audit Committee is responsible for the engagement of the independent auditor and appointed Ernst & Young to serve in that capacity during 2015 and 2016. In that connection, the Audit Committee reviewed Ernst & Young’s independence from the Company and management, including Ernst & Young’s written disclosures described above.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Respectfully submitted,
The Audit Committee
Enrique Hernandez, Jr., Chairman
Lloyd Dean
Margaret Georgiadis
Walter Massey
John Mulligan
Sheila Penrose

Policy for pre-approval of audit and permitted non-audit services
The Audit Committee has a policy for the pre-approval of all audit and permitted non-audit services to be provided to the Company by its independent auditor. The Audit Committee may pre-approve engagements on a case-by-case basis or on a class basis if the relevant services are predictable and recurring.
Pre-approvals for classes of services are granted at the start of each fiscal year and are applicable for the year. In considering these pre-approvals, the Audit Committee reviews a description of the scope of services falling within each class and imposes budgetary estimates that are largely based on historical costs. Any audit or permitted non-audit service that is not included in an approved class, or for which total fees are expected to exceed the relevant budgetary estimate, must be pre-approved on an individual basis. Pre-approval of any individual engagement may be granted not more than one year before commencement of the relevant service. Pre-approvals of services that may be provided over a period of years must be reconsidered each year.
The Corporate Controller monitors services provided by the independent auditor and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any noncompliance with the pre-approval policy to the Chairman of the Audit Committee.
In accordance with the policy, all services provided to the Company by Ernst & Young in 2014 and 2015 were pre-approved by the Audit Committee.
The policy is available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html.

McDonald’s Corporation 2016 Proxy Statement	47

Auditor fees and services
The following table presents fees paid for professional services rendered for the audit of the Company’s annual financial statements for 2015 and 2014 and fees paid for other services provided by our independent auditor in those years:

(In millions)	2015	2014

Audit fees (1)	$11.0	$11.5
Audit-related fees (2)	0.5	0.5
Tax fees (3)	0.8	0.9

Total	$12.3	$12.9

(1)
Fees for services associated with the annual audit (including internal control reporting), statutory audits required internationally, reviews of Quarterly Reports on Form 10-Q and accounting consultations.

(2)	Fees for employee benefit plan audits and certain attestation services not required by statute or regulation.

(3)	Primarily fees for tax compliance in various international markets.

PROPOSAL NO. 3
ADVISORY VOTE to approve the appointment of Ernst & Young LLP as independent auditor for 2016
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and termination of the independent external audit firm. The Committee has appointed Ernst & Young LLP as the Company’s independent external audit firm for 2016. In executing its responsibilities, the Committee engages in a thorough annual evaluation of Ernst & Young’s qualifications, performance and independence. Among other things, the Committee is informed by results of a comprehensive assessment survey of the firm by senior financial personnel from the Company’s headquarters and largest global markets, and discusses opportunities for improvement with the lead audit partner. The Committee has sole authority to approve all engagement fees to be paid to Ernst & Young. In assessing independence, the Committee reviews the fees paid, including those related to non-audit services, and annually reviews compliance with the Company’s Hiring Policy for Employees of External Audit Firm and Its Affiliates. The Committee regularly meets with the lead audit partner without members of management present, and in executive session with only the Committee members present, which provide the opportunity for continuous assessment of the firm’s effectiveness and independence and for consideration of rotating audit firms.
Ernst & Young or its predecessor, Arthur Young & Company, has been retained as the Company’s external audit firm continuously since 1964. In accordance with SEC rules and Ernst & Young policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chairman are directly involved in the selection of Ernst & Young’s lead engagement partner.
The Audit Committee and the Board of Directors believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent external audit firm for 2016 is in the best interests of the Company and its shareholders, and the Board is asking shareholders to approve this appointment. A representative of the firm is expected to attend the Annual Shareholders’ Meeting, and will be available to answer shareholders’ questions and will have the opportunity to make a statement. If shareholders do not approve the appointment of Ernst & Young, the Audit Committee will reconsider the appointment.

The Board of Directors recommends that shareholders vote FOR the appointment of Ernst & Young LLP as independent auditor for 2016.

48	McDonald’s Corporation 2016 Proxy Statement

Shareholder proposals
The text of the shareholder proposals and supporting statements appear exactly as received by the Company unless otherwise noted. All statements contained in the shareholder proposals and supporting statements are the sole responsibility of the respective proponent(s). The shareholder proposals may contain assertions about the Company or other matters that the Company believes are incorrect, but the Company has not attempted to refute all such assertions. The Board recommends a vote against all of the shareholder proposals based on the reasons set forth in the Company’s statements in opposition following each shareholder proposal.
The name and share ownership of each proponent of a shareholder proposal are set forth below. The address of each proponent, and the name and share ownership of any co-filer, are available upon request by calling 1-630-623-2553 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

PROPOSAL NO. 4
ADVISORY VOTE on a shareholder proposal requesting that all matters presented by shareholders be decided by simple majority vote
The Equality Network Foundation, represented by Newground Social Investment, has notified the Company that it intends to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent beneficially owns 30 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
SHAREHOLDER PROPOSAL
RESOLVED: Shareholders of McDonald's Corporation (“McDonald's”) hereby request the Board to take or initiate the steps necessary to amend our Company’s governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy shall apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.
SUPPORTING STATEMENT:
A simple-majority formula includes FOR and AGAINST votes, but not abstentions.
McDonald’s’ current policies disadvantage shareholders in three ways:

1.	Abstentions are treated as votes AGAINST every shareholder-sponsored item, but not when tallying management’s Director election.
This advantages management while harming shareholder interest.
Why provide ballots on shareholder proposals that offer three choices — FOR, AGAINST, and ABSTAIN — when in reality, stockholders only have two choices: FOR or AGAINST?
Absent conducting a survey, it seems presumptuous to assume that every abstaining voter has read the entire proxy and intends their vote to be treated as AGAINST all shareholder items.

2.	Counting abstentions depresses outcomes.
By simple math, including abstentions in a formula lowers the vote result and raises the threshold required to pass a resolution.
This constitutes an unacknowledged supermajority — as the percentage of abstentions rise, the supermajority threshold increases at an exponential rate.

3.	Counting abstentions distorts communication.
These practices cloud communication at the stockholder meeting — which is the only opportunity most shareholders have each year to interact with each other, management, and the Board.
Of greater concern, McDonald’s’ voting policies — which discriminate against shareholders — create misimpressions that endure. Once figures are reported in the press, they become indelibly imprinted on the minds of shareholders and lodged in the public record.

McDonald’s Corporation 2016 Proxy Statement	49

Three facts:

•
Any suggestion that management- and shareholder-sponsored items are treated “identically” or “equally” is false, because management-sponsored Director elections do not include abstentions in their formula.

•	CalPERS research found that 48% of the nation’s largest corporations employ a simple-majority standard — making it a mainstream practice.

•
Under this proposal, shareholders retain the right to ‘send a message’ by abstaining — in fact, message-sending may be more effective if McDonald’s cannot use abstentions to depress reported outcomes on shareholder proposals.

Notable entities favor simple-majority voting:

•	US Securities and Exchange Commission (Staff Legal Bulletin No. 14):
“Only votes FOR and AGAINST a proposal are included in the calculation of the shareholder vote of that proposal. Abstentions ... are not included in this calculation.”

•	Institutional Shareholder Services (“ISS” — the nation’s leading proxy reporting service):
“...a simple majority of voting shares should be all that is necessary to effect change regarding a company and its governance provisions.”

•	The Council of Institutional Investors (Governance Policy 3.7):
“Uninstructed broker votes and abstentions should be counted only for purposes of a quorum.”
Support equitable voting and good governance at McDonald’s — vote FOR Item 4
THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST the advisory proposal requesting that the Company take steps to provide that all non-binding shareholder proposals be decided by a simple majority of the votes cast. The Board regularly reviews the Company’s governance practices, including vote-counting methodologies. Management has engaged with the shareholder proponent on this topic for three years, and the Governance Committee has considered the issue again this year. The Board continues to believe, however, that the proposed voting standard is not in the best interests of the Company or its shareholders.
McDonald’s Vote-Counting Methodology is Fair and Consistent with Delaware Law. The Board is committed to strong governance practices, including by facilitating consistency, fairness and transparency in the application of its vote-counting standard. McDonald’s By-laws provide that matters presented to shareholders (except the election of Directors) are approved with the affirmative vote of the majority of shares represented at the Annual Shareholders’ Meeting and entitled to vote on the matter. This standard is consistent with the default provisions of Delaware law for vote counting, which the Board understands are followed by a majority of Delaware corporations in the S&P 500. Under both the Company’s By-laws and Delaware law, abstentions are counted as present and entitled to vote; therefore, the practical effect is that those shares are counted as voting “against” the matter.
McDonald’s Vote-Counting Methodology Applies Equally to Management and Shareholder Proposals. The Board believes that consistency is critical when applying a vote-counting standard to proposals presented to the Company’s shareholders. As a result, McDonald’s treats abstentions the same way for both management and shareholder proposals. There is no difference-a vote to “abstain” on a particular matter (except the election of Directors) will have the effect of a vote “against” a proposal, whether it is sponsored by management or a shareholder. Therefore, the existing vote-counting methodology does not favor management proposals over the shareholder proposals. They are treated equally. The proposed voting standard, on the other hand, would, in fact, result in disparate treatment of management proposals (except the election of Directors) and shareholder proposals.
McDonald’s Clearly Discloses the Treatment and Effect of Abstentions; Counting Abstentions Honors the Intent of the Shareholders. Shareholders typically have three voting choices for a particular proposal: “for,” “against” and “abstain.” In the Company’s Proxy Statement, McDonald’s clearly describes how each of these voting choices will be treated in tabulating votes, including the counting of abstentions, and when the Company discloses voting results, it reports the raw vote totals for each voting choice. This transparency gives a voice to shareholders who affirmatively choose to vote “abstain.” In fact, proxy voting guidelines published by some shareholders contemplate abstentions under specified circumstances. The proponent’s proposed voting methodology would disregard such abstentions, thus potentially disenfranchising these shareholders. To review the Company’s description of vote counting, including the treatment of abstentions, see “Voting Tabulation” on page 64 of this Proxy Statement.

50	McDonald’s Corporation 2016 Proxy Statement

Supermajority Voting Provisions Eliminated Following 2011 Shareholder Vote. The Board took steps in 2011 to eliminate historic supermajority voting provisions in the Company’s Certificate of Incorporation following significant shareholder feedback. Following shareholder votes in favor of the changes, we eliminated supermajority voting provisions for (i) removal of directors; (ii) mergers; and (iii) amending the Certificate of Incorporation. These steps demonstrated the Board’s responsiveness to shareholder input on the matter of shareholder voting rights and reflects McDonald’s commitment to implementing majority voting standards consistent with a broad set of our shareholders’ views.
A Change in Vote-Counting Methodology is Unnecessary at McDonald’s. The Board notes that there has not been a particularly close voting result on any matter presented to McDonald’s shareholders in the last decade, and our treatment of abstentions has not been determinative of whether such proposals were approved or not. The Board prides itself on evaluating and, when appropriate, adapting to emerging corporate governance practices. Whenever any proposal receives a high degree of shareholder support or opposition, even if not enough to determine the voting result, the Board carefully evaluates the issue and engages further with shareholders to discuss the matter. Thus, the Board presently sees this proposal as “a solution in search of a problem.”
In summary, McDonald’s is firmly committed to strong corporate governance practices. The Board believes that the existing standards it utilizes related to vote tabulation and transparent reporting are fair, consistent and appropriate. They empower and appropriately recognize all shareholders, including those who affirmatively choose to vote “abstain.” For these reasons, implementation of the proponent’s new vote-counting standard is neither necessary nor in shareholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 5
ADVISORY VOTE on a shareholder proposal requesting the ability of shareholders to act by written consent.
Mr. John Chevedden has notified the Company that he intends to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent beneficially owns 50 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
SHAREHOLDER PROPOSAL
Proposal 5 - Right to Act By Written Consent
Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.
A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.
A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting without mandating a holding period. However it now takes 25% of McDonald's shareholders, from only those shareholders with at least one-year of continuous stock ownership, to call a special meeting.
Thus potentially 50% of McDonald's shareholders could be disenfranchised from having any voice whatsoever in calling a special meeting due to the McDonald's one-year rule. The average holding period for stock is less than one-year according to "Stock Market Investors Have Become Absurdly Impatient."
Please vote to enhance shareholder value:
Right to Act by Written Consent - Proposal 5

51	McDonald’s Corporation 2016 Proxy Statement

THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends voting AGAINST the advisory proposal requesting that the Company take steps to allow shareholders to act by written consent. The Board has carefully considered this proposal for the past three years and continues to believe that it is unnecessary in light of the Company’s existing strong governance structure, including the recent adoption of proxy access and current shareholder right to call a special meeting. Further, our shareholders have consistently expressed their opposition to this measure by rejecting similar proposals in each of the last two years. Those proposals each received the support of approximately 42% of votes cast (representing less than 28% of our outstanding shares).
Strong and Evolving Corporate Governance Practices. The Board has continually demonstrated its responsiveness to shareholders’ concerns and emerging governance best practices. Significantly, shareholders holding 25% of the outstanding shares of the Company’s common stock for at least one year can request a special meeting. In addition, shareholders have the right to nominate Director candidates and, in certain circumstances, to have those nominees presented in the Company’s Proxy Statement under the proxy access By-law provisions the Board adopted in 2015. The Company further demonstrates its commitment to fostering shareholder participation by employing the following corporate governance practices:

•	a majority voting standard in uncontested Director elections;

•	the annual election of all Directors;

•	no supermajority voting provisions;

•	an independent Chairman of the Board;

•	robust Director succession planning, as demonstrated by the actions discussed in the Board’s letter to shareholders included in this Proxy Statement; and

•	numerous avenues for shareholder engagement, including:

•
a comprehensive shareholder outreach program, pursuant to which management regularly reaches out directly to shareholders and provides updates to the Board regarding these outreach efforts (in 2015, management-along with participation from independent members of our Board engaged with a significant portion and varied group of shareholders to hear directly from them about their views on a variety of topics, including McDonald’s turnaround plan, corporate governance practices and executive compensation structure);

•	the ability of shareholders to recommend Director nominees to the Board; and

•	mechanisms for shareholders to communicate directly with the full Board, the non-management Directors and any individual Director.
Shareholders Have the Ability to Act Outside of the Annual Meeting Cycle Under the Current Structure. The Company’s existing corporate governance practices, including shareholders’ ability to call special meetings and participate in the Company’s ongoing shareholder outreach program, provide year-round opportunities for shareholders to bring matters to the attention of the Company, the Board, and other shareholders. Instituting a written consent process could disenfranchise shareholders by permitting a subset of shareholders to act without notice to all shareholders and could create considerable confusion and inefficiency.
Current Governance Structure is Efficient and Protects McDonald’s 1.7 Million Shareholders. In the Board’s view, the transparency and fairness of the annual or special meeting process supports all shareholders’ interests in several ways that the written consent process does not. Specifically, the Company provides advance notice of the date, time and agenda for an annual or special meeting, so that all shareholders have a meaningful and structured opportunity to consider proposed actions and express their views by voting. On the contrary, allowing actions by written consent would enable a limited group of shareholders to act on significant matters without providing prior notice to all shareholders. Actions taken by written consent could thus deprive many shareholders of the critical opportunity to assess, discuss, deliberate and vote on pending actions.
In addition to disenfranchising shareholders, the written consent process could create substantial confusion and inefficiency for a widely-held public company like McDonald’s, which has more than 850 million shares currently outstanding and over 1.7 million shareholders. Under the proposal, multiple groups of shareholders would be able to solicit written consents at any time on a range of issues, some of which may be quite significant and may raise duplicative or conflicting viewpoints. Such a piecemeal process would not permit orderly debates on the merits of proposed actions. This disordered state of corporate affairs would thus impose significant administrative and financial burdens on the Company, while providing little or no corresponding benefit to shareholders.
In summary, the Board continues to believe that the Company’s existing corporate governance practices, demonstrated responsiveness to shareholders and robust set of shareholder rights, including the shareholders’ right to call a special meeting, adoption of proxy access, and the Company’s extensive shareholder outreach program, provide the appropriate means to

52	McDonald’s Corporation 2016 Proxy Statement

advance shareholders’ interests while enabling the Board to oversee the Company’s business and affairs for the benefit of all shareholders. For these reasons, the right to act by written consent is neither necessary nor in shareholders’ best interests.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 6
ADVISORY VOTE on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles.
The Holy Land Principles, Inc. has notified the Company that it intends to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent beneficially owns 47 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
SHAREHOLDER PROPOSAL
Holy Land Principles McDonald's Resolution
WHEREAS, McDonald's Corporation has operations in Palestine-Israel;
WHEREAS, achieving a lasting peace in the Holy Land — with security for Israel and justice for Palestinians — encourages us to promote a means for establishing justice and equality;
WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;
WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Palestine-Israel. These are:

1.
Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2.	Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3.
Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4.	Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5.	Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6.
Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee's particular responsibilities.

7.	Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8.	Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.
RESOLVED: Shareholders request the Board of Directors to:
Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

McDonald’s Corporation 2016 Proxy Statement	53

SUPPORTING STATEMENT
The proponent believes that McDonald's Corporation benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.
Implementation of the Holy Land Principles — which are both pro-Jewish and pro-Palestinian — will demonstrate concern for human rights and equality of opportunity in its international operations.
Please vote your proxy FOR these concerns.
THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends that you vote AGAINST the advisory proposal requesting that it make all lawful efforts to implement and/or increase activity on the Holy Land Principles.
Contrary to the proponent's assertions, McDonald's Corporation has no direct operations or employees in Israel, and thus the Company is unable to take any action to effectuate the proposal. The Company is primarily a franchisor, with more than 80% of McDonald’s restaurants worldwide currently owned and operated by independent franchisees or developmental licensees. McDonald’s restaurants in Israel are independently owned and operated under a developmental license arrangement, as described below.
Under a developmental license arrangement, the licensee provides capital for the entire business venture. The Company maintains a business relationship with a developmental licensee through a contractual agreement that requires adherence to operating standards essential to protecting the McDonald’s brand. The developmental licensee retains full control and authority over staffing, purchasing, marketing and pricing decisions, while also benefiting from the strength of the McDonald’s global brand and operating systems. Therefore, the Company has no ability to control, nor does it exercise control, over the employment practices of a developmental licensee.
Further information regarding the Company’s franchise business model may be found in our Form 10-K filing at http://www.aboutmcdonalds.com/mcd/investors/financial-information/sec-filings.html.
The Company recognizes the importance of human capital to the McDonald’s brand around the world and continually works to identify, analyze and assess the impact of its business on human rights. The Board also understands the significance of this issue and, in 2013, the Board tasked the Sustainability and Corporate Responsibility Committee to review the Company’s human rights risks and prepare a report to shareholders on this topic. Among other things, the report documents the Company’s efforts to inform its franchisees of its commitment to human rights and to encourage them to adopt appropriate policies for their businesses across the globe. Franchisees are responsible for the day-to-day operations of their restaurants and are exclusively responsible for employment matters in their organizations, including the recognition of which practices or principles constitute best practices and warrant consideration by their organizations. This report is available at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/board_and_committee_reports.html.
For the reasons outlined above, because of the franchised nature of McDonald’s operations in the country it is beyond the Company’s power to effectuate the adoption and implementation of the Holy Land Principles and, as a result, adoption of this proposal is not in the best interests of the Company and its shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 7
ADVISORY VOTE on a shareholder proposal requesting the Board adopt a policy regarding use of antibiotics by its meat suppliers
The Benedictine Sisters of Boerne, Texas have notified the Company that they intend to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The lead proponent beneficially owns at least $2,000 of McDonald's common stock. Certain other proponents have submitted letters to the Company as co-filers on this proposal. Collectively, these co-filers beneficially own 457 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:

54	McDonald’s Corporation 2016 Proxy Statement

SHAREHOLDER PROPOSAL
Phase Out Antibiotic Use in Healthy Animals
WHEREAS, the World Health Organization, the U.S. Centers for Disease Control and Prevention, and the President's Council on Science and Technology have reported antibiotic resistance is a global public health crisis that threatens to overturn many of the medical advances made over the last century.
WHEREAS, antibiotic resistant infections cause over 2 million illnesses and 23,000 deaths each year in the U.S. with a cost to society of $55 to $70 billion, a major factor of which is the overuse of these lifesaving drugs in human medicine and in animal agriculture.
WHEREAS, in the U. S., over 70 percent of antibiotics in classes important for human medicine are sold for use in food producing animals.
WHEREAS, antibiotics are often used to increase the rate at which animals gain weight or to prevent illness caused by unhealthy conditions on farms, rather than to treat illness.
WHEREAS, in 2015 McDonald's updated its policy for U.S restaurants to source only chickens that are not raised with antibiotics important to human medicine, demonstrating the growing value of meat raised with fewer antibiotics. However, McDonald's has not committed to similar sourcing for chicken outside the U.S., nor for sourcing of beef or for pork from animals raised without antibiotics important to human medicine. Instead, McDonald's continues to purchase from suppliers that allow antibiotics important to human medicine to be used routinely (e.g. for growth promotion or disease prevention).
RESOLVED: Shareholders request that the Board update the 2015 McDonald's Global Vision for Antimicrobial Stewardship in Food Animals by adopting the following policy regarding use of antibiotics by its meat suppliers:

•
Prohibit the use of antibiotics important to human medicine globally in the meat supply chain (including for chicken, beef, and pork), for purposes other than disease treatment or non-routine control of veterinarian-diagnosed illness (e.g. prohibit use for growth promotion and routine disease prevention also known as prophylaxis).

•	Identify timelines for global implementation of vision including for meats currently not supplied by dedicated suppliers.
Supporting Statement:
In 2015, McDonald's adopted a U.S. policy to source chicken that is not raised with antibiotics important to human medicine, but did not create a similar policy for pork, beef, or chicken outside the U.S.
Since 2003, consumer concern about antibiotic resistance and demand for meat produced without routine antibiotics has increased significantly.
In a recent survey of American adults, Crain's Chicago Business found that at least 34 percent would be more likely to eat at McDonald's if they served meat raised without antibiotics and hormones. McDonald's can improve its market position and regain its leadership on this issue by updating its 2003 policy to reflect these consumer preferences. In 2014 CKE Restaurants Inc., said it would become the first major fast-food company to offer a burger free of hormones, antibiotics, and steroids, from grass-fed cattle; Chipotle restaurants began serving antibiotic-free pork in 2000 and antibiotic-free beef in 2003 highlighting opportunities for market leadership.
THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends that you vote AGAINST the advisory proposal requesting that the Board adopt a policy regarding use of antibiotics by the Company's meat suppliers.
The Board has carefully considered the proposal and, in light of recent Company actions, believes that the update requested by the proposal is unnecessary and redundant. The Company published the McDonald’s Global Vision for Antimicrobial Stewardship in Food Animals (“Global Vision for Antibiotics”) in March 2015, and at that same time, McDonald’s USA announced a new policy to only source chicken raised without antibiotics important to human medicine.
The Company’s Global Vision for Antibiotics, which strives to preserve antibiotic effectiveness in the future through ethical and evolving practices today, builds on the Company’s 2003 Policy and provides guidance to the Company’s suppliers. It details a vision for antibiotics across all protein suppliers (poultry, beef, pork, dairy and eggs), including the ones identified by the proponent in its proposal. The Company and its franchisees operate in 119 countries as of year-end 2015, and this vision covers all of the Company’s global operations.
It is the Company’s vision that (i) antimicrobials only be used in conjunction with a veterinary-developed animal health care program, (ii) antimicrobials that are not approved for veterinary use should never be used on animals within our supply chain, (iii)

McDonald’s Corporation 2016 Proxy Statement	55

medically important antimicrobials for growth promotion should not be used within our supply chain, and (iv) our supply chain utilize animal production practices that reduce, and where possible, eliminate the need for antimicrobial therapies. The Global Vision for Antibiotics may be found on the Company’s website at http://www.aboutmcdonalds.com/mcd/sustainability/sustainability_CR_reports.html.
In alignment with this vision, McDonald's USA announced on March 4, 2015, that it will only source chicken raised without antibiotics important to human medicine. McDonald’s USA’s approved suppliers are currently working to implement the new antibiotics policy to the U.S. supply chain by 2017. While McDonald’s USA will only source chicken raised without antibiotics important to human medicine, the farmers who supply chicken for McDonald’s USA menu will continue to responsibly use ionophores, a type of antibiotic not prescribed for humans that helps keep chickens healthy. McDonald’s USA’s announcement may be found at http://news.mcdonalds.com/press-releases/mcdonald-s-usa-announces-new-antibiotics-policy-and-menu-sourcing-initiatives-nyse-mcd-1179405.
The Company plans to deliver on all of its goals for creating sustainable impact, but at this time it is premature to set a timeline for implementation of antibiotics goals with respect to proteins other than chicken. Agriculture practices and local regulations vary by market and by species around the world. We continue to regularly review this issue to determine the appropriate course of action going forward.
The Company has been engaging on this topic with the lead proponent over the last two years, including within the last few months, and has also provided access to our subject matter experts to help address the proponent’s questions and concerns. We have been transparent about the challenges with addressing antibiotics resistance in other species. This dialogue has also focused on McDonald’s continuing efforts to address these challenges in the best interest of our customers, suppliers and shareholders. As a result of these actions, the lead proponents’ representative publicly acknowledged the positive steps forward taken by McDonald’s, which may be found at http://www.iccr.org/investors-applaud-mcdonalds-new-policy-restricting-suppliers-use-antibiotics.
For all these reasons, we believe that the request is unnecessary and redundant, and has the potential for a diversion of resources with no corresponding benefit to the Company, our customers, or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 8
ADVISORY VOTE on a shareholder proposal requesting an annual congruency analysis between corporate values and political contributions
Mr. John Harrington has notified the Company that he intends to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent beneficially owns 100 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
SHAREHOLDER PROPOSAL
Alignment between Corporate Values and Political Contributions
Whereas:
The proponent believes McDonald's should establish policies that minimize risk to the corporation's reputation and brand;
McDonald's Corporation Political Contribution Policy indicates that "Political Contributions are made in a manner consistent with the Company's core values and to protect and/or enhance shareholder value;" and
McDonald's "Ambition" statement indicates that our purpose is to be a positive force for our customers, employees, communities, and world.
Research by the Proponent uncovered political and trade association contributions that appeared to undermine these very commitments:

•
Employee rights. We pledge to treat our employees with "fairness, respect and dignity," and claim to "pay fair, competitive wages," yet we have made contributions through our political action committee in 2015 to politicians and organizations opposing increases to the minimum wage, including $10,000 to Paul Ryan, $10,000 to Jeb Hensarling, $5,000 to Peter Roskam, and $5,000 to the National Restaurant Association as of December 2015.

56	McDonald’s Corporation 2016 Proxy Statement

•
Climate change. We agree with the scientific community that "human influence on the climate system is clear," yet donate to many politicians who deny the existence of climate change, question the scientific consensus that humans are causing it and fail to take appropriate action to address it, including $6,000 to Patrick Tiberi, $5,000 to Paul Ryan, and $5,000 to Peter Roskam, among others, as of December 2015.

•
GMO labeling. Recognizing our commitment to food safety and quality, we stated that we do not use genetically modified "Arctic Apples" in 2013 and rejected genetically modified potatoes in 2014; however, we donate to many politicians who voted against GMO labeling, including Kelly Ayotte, Patrick Tiberi, Peter Roskam, and Thad Cochran.

Resolved: Shareholders request that the Board of Directors report to shareholders annually at reasonable expense and excluding confidential information, a congruency analysis between corporate values as defined by McDonald's stated policies, and political contributions or trade association fees paid by the Company occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions. The report should:

1.	Identify recipient individuals and organizations, as well as the amount paid to each;

2.	Identify the intersection and areas of conflict between a recipient's policy stances and McDonald's corporate values and mission;

3.	Include management's analysis of risks to our corporation's brand, reputation, or shareholder value;

4.	Include coherent criteria for determining congruency, such as identifying policy issues or legislative initiatives considered most germane to corporate values; and

5.	Based on the above, evaluate the identified incongruent contributions.
THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends that you vote AGAINST the advisory proposal requesting an annual congruency analysis between corporate values and political contributions. The Company has meaningful, efficient processes in place for oversight and disclosure of political contributions at the management and Board levels. After careful review of this proposal, the Board has determined that the analysis suggested by the proponent is unnecessary and redundant in light of the Company’s existing robust processes.
The Company has a Political Contribution Policy (the "Policy") that guides all corporate political contributions and states that such contributions will be made in a manner consistent with the Company’s core values and to protect and enhance shareholder value. The Board established the Policy in 2006, and it is reviewed regularly and updated as circumstances warrant. The Policy requires any political contributions made by the Company to be approved in advance by the head of the Company’s government relations department and expressly prohibits all independent expenditures and electioneering communications, as those terms are defined by applicable law. The Policy also contains specific approval guidelines, to only facilitate contributions that are beneficial to the long-term interests of the Company and/or the system of McDonald’s restaurants. The head of the Company’s government relations department weighs a number of factors when determining whether or not to approve a political contribution, including the merits of the candidate, election or ballot initiative, the value of the Company’s contribution, the quality and effectiveness of the organization to which the contribution will be made and the appropriateness of the Company’s level of involvement in the matter. The Policy, which is designed to ensure alignment between our Company values and political activities, is available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/political-contributions-policy.html.
The Company is transparent to shareholders and other stakeholders with respect to contributions made. In accordance with the Policy, all corporate political contributions made in the U.S., including the identity of the donees and the amounts donated, are disclosed on the Company’s website at the above-listed address. These disclosures confirm that the Company did not make any of the contributions stated in the proposal. It should also be noted that for the past three years (2013-2015), the Company made an average of less than $30,000 in political contributions each year.
At the Board level, the Sustainability and Corporate Responsibility Committee oversees the Company’s political contributions. In accordance with the Policy, management provides a semi-annual report to the Committee on political contributions. In accordance with the Committee’s Charter, management also provides an annual report to the Committee regarding the Company’s government relations and public affairs initiatives.
Shareholders had the opportunity to vote on a similar proposal at the Company’s 2015 Annual Shareholders’ Meeting, and did not express support for any changes to the Company’s current robust political contribution and disclosure process. The proposal received the support of approximately 7.5% of the votes cast (representing less than 5% of our outstanding shares).

McDonald’s Corporation 2016 Proxy Statement	57

For these reasons, the Board believes that the report requested by the proponent is unnecessary and redundant, as the Company’s Policy appropriately addresses this issue. Moreover, due to the unduly prescriptive nature of the request, the report has the potential to become a diversion of resources with no corresponding benefit to the Company, customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 9
ADVISORY VOTE on a shareholder proposal requesting an annual congruency analysis of Company values and policy activities
Ms. Amy Ridenour has notified the Company that she intends to submit the following proposal at this year's Annual Meeting. As explained below, the Board recommends that you vote AGAINST this shareholder proposal. The proponent beneficially owns 29.8 shares of McDonald's common stock out of 877,674,778 shares outstanding as of the record date.
The proponent is responsible for the content of the following proposal, for which the Company and the Board accept no responsibility:
SHAREHOLDER PROPOSAL
Alignment Between Corporate Values and Policy Activity
Whereas:
The Proponent believes McDonald's should establish policies that minimize risk to the firm's reputation and brand.
Policy activities of the Company include inconsistencies between Company actions and its stated corporate values.
In its latest annual report, the Company recognized that to "drive future results, our global growth strategies must be effective in achieving market share gains while at the same time delivering operating income growth." Furthermore Bloomberg BNA reported that the company lobbied "Congress on the potential negative impact that increasing the federal minimum wage could have on small-and medium-sized businesses." In other words, the Company supports market-based policies that promote competition and growth without unnecessary regulatory interference.
However, many of McDonald's policy activities run counter to these stated corporate values.
For example, despite the fact that the American Legislative Exchange Council (ALEC) works to foster a low-regulation business-friendly environment, the Company publicly ended its affiliation with ALEC in 2012 at a time when anti-free-market activists were perpetuating falsehoods about ALEC and its activities.
Furthermore, rather than relying on market forces and existing law, the Company recently artificially raised wages for some of its employees at the behest of leftist agitators.
Resolved:
The Proponent requests that the Board of Directors report to shareholders annually at reasonable expense, excluding any proprietary information, a congruency analysis between corporate values as defined by McDonald's stated policies (including the Company's annual reports) and the Company's policy activities, including a list of any such actions occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions.
Supporting Statement:
The Proponent recommends that management develop coherent criteria for determining congruency, such as identifying some legislative initiatives that are considered most germane to core Company values, and that the report include an analysis of risks to our Company's brand, reputation, or shareholder value, as well as acts of stewardship by the Company to inform funds recipients' of Company values, and the recipients' divergence from those values, at the time contributions are made.

58	McDonald’s Corporation 2016 Proxy Statement

THE BOARD'S STATEMENT IN OPPOSITION
The Board recommends that you vote AGAINST the advisory proposal requesting an annual congruency analysis between corporate values and policy activities. The Board has determined that the annual analysis suggested by the proponent is not necessary in light of the Company’s existing processes designed to ensure appropriate use of its corporate assets. With respect to political contributions policies in particular, the Company has meaningful, efficient processes in place for oversight and disclosure at the Board and management level, which are described below. Further, the cost of preparing an annual global assessment as described in the proposal would be unduly burdensome and disproportionate to any corresponding benefit to shareholders.
As noted above, the Company has a Political Contribution Policy (the "Policy") that guides all corporate political contributions and states that such contributions will be made in a manner consistent with the Company’s core values and to protect and enhance shareholder value. The Board established the Policy in 2006, and it is reviewed regularly and updated as circumstances warrant. The Policy requires any political contributions made by the Company to be approved in advance by the head of the company’s government relations department and expressly prohibits all independent expenditures and electioneering communications, as those terms are defined by applicable law. The Policy also contains specific approval guidelines, to only facilitate contributions that are beneficial to the long-term interests of the Company and/or the system of McDonald’s restaurants. The head of the Company’s government relations department weighs a number of factors when determining whether or not to approve a political contribution, including the merits of the candidate, election or ballot initiative, the value of the Company’s contribution, the quality and effectiveness of the organization to which the contribution will be made and the appropriateness of the Company’s level of involvement in the matter. The Policy, which is designed to ensure alignment between our Company values and political activities, is available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/political-contributions-policy.html.
The Company is transparent to shareholders and other stakeholders with respect to contributions made. In accordance with the Policy, all corporate political contributions made in the U.S., including the identity of the donees and the amounts donated, are disclosed on the Company’s website at the above-listed address. It should also be noted that for the past three years (2013-2015), the Company made an average of less than $30,000 in political contributions each year.
At the Board level, the Sustainability and Corporate Responsibility Committee oversees the Company’s political contributions. In accordance with the Policy, management provides a semi-annual report to the Committee on political contributions. In accordance with the Committee’s Charter, management also provides an annual report to the Committee regarding the Company’s government relations and public affairs initiatives.
For these reasons, the Board believes that the annual report requested by the proponent is unnecessary and redundant, as the Company’s practices and transparent reporting of political contributions appropriately address the issues raised in the proposal. The report also has the potential to become a diversion of resources with no corresponding benefit to the Company, customers or our shareholders.

Therefore, your Board of Directors recommends that you vote AGAINST this proposal.

McDonald’s Corporation 2016 Proxy Statement	59

Stock ownership

Director stock ownership guidelines and stock ownership and retention policy for senior officers
The Company has established stock ownership guidelines for Directors. Under the guidelines, Directors should own Company stock equal in value to the lesser of (i) five times the annual cash Board retainer or (ii) 10,000 shares within five years of joining the Board. All Directors currently meet the guidelines. Directors have been prohibited from any future hedging or pledging of Company stock since March 18, 2015. The Company also imposes stock ownership and retention requirements for senior officers through its Stock Ownership and Retention Policy. The guidelines and the policy are available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/governance-principles-policies-and-guidelines.html, and the requirements for senior officers are discussed in the Compensation Discussion and Analysis section, on pages 30-31.
Security ownership of certain beneficial owners
The following table shows all beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2015:

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

BlackRock, Inc. (1)	59,957,087	6.5%
55 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc. (2)	55,214,277	6.0%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Reflects shares deemed to be beneficially owned by BlackRock, Inc., directly or through its subsidiaries, as of December 31, 2015, according to a statement on Schedule 13G/A filed with the SEC on January 26, 2016, which indicates that BlackRock, a parent holding company, has sole voting power with respect to 51,798,184 shares and sole dispositive power with respect to all of the shares. The Schedule 13G/A certifies that the securities were acquired and are held in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

(2)
Reflects shares deemed to be beneficially owned by The Vanguard Group, Inc., directly or through its subsidiaries, as of December 31, 2015, according to a statement on Schedule 13G/A filed with the SEC on February 10, 2016, which indicates that Vanguard, an investment adviser, has sole voting power with respect to 1,730,186 of the shares, shared voting power with respect to 95,600 of the shares, sole dispositive power with respect to 53,377,088 of the shares and shared dispositive power with respect to 1,837,189 of the shares. The Schedule 13G/A certifies that the securities were acquired in the ordinary course and not with the purpose or with the effect of changing or influencing the control of the Company.

60	McDonald’s Corporation 2016 Proxy Statement

Security ownership of management
The following table shows the ownership of the common stock and common stock equivalent units for the named individuals and all Directors and executive officers as a group. Except as indicated below, information reflected in the following table is as of March 1, 2016. Directors and executive officers as a group owned (directly, indirectly and through benefit plans) less than one-percent of the Company’s common stock:

Name	Common stock (1)(2)(3)(4)(5)	Stock equivalents (6)	Total

Directors
Susan Arnold	0	13,862	13,862
Lloyd Dean	0	844	844
Robert Eckert	10,000	49,422	59,422
Margaret Georgiadis	2,130	1,097	3,227
Enrique Hernandez, Jr.	2,000	69,246	71,246
Jeanne Jackson	1,666	59,535	61,201
Richard Lenny	2,288	27,319	29,607
Walter Massey	5,750	36,172	41,922
Andrew McKenna	49,408	116,873	166,281
John Mulligan	0	490	490
Sheila Penrose	3,000	20,316	23,316
John Rogers, Jr.	87,500	46,029	133,529
Miles White	5,000	10,772	15,772

Named Executive Officers
Peter Bensen	324,686	23,386	348,072
Stephen Easterbrook	89,742	0	89,742
Douglas Goare	134,866	5,725	140,591
David Hoffmann	63,611	2,353	65,964
Christopher Kempczinski	0	0	0
Kevin Ozan	106,356	2,354	108,710
Donald Thompson (7)	685,851	14,619	700,470

All Directors and executive officers as a group (the Group) (28 persons)	1,963,752	507,262	2,471,014

(1)	Beneficial ownership of shares that are owned by members of their immediate families directly or through trusts is disclaimed as follows: Mr. McKenna, 640.

(2)	Includes unallocated shares held in the Company’s Profit Sharing and Savings Plan as follows: Messrs. Bensen, 10; Goare, 741; Hoffmann, 264; Ozan, 128; and Thompson, 1; and the Group, 1,185.

(3)
Includes shares that could be purchased by exercise of stock options on or within 60 days after March 1, 2016 under the Company’s stock option plans as follows: Messrs. Bensen, 308,802; Easterbrook, 89,742; Goare, 110,733; Hoffmann, 56,023; Ozan, 93,102; Thompson, 684,463; and the Group, 1,651,931.

(4)
Directors and executive officers as a group have sole voting and investment power over shares of common stock listed in the prior table except as follows: (i) shared voting and investment powers for shares held by Messrs. Eckert, 10,000; Hernandez, 2,000; Lenny, 2,288; Bensen, 15,597; Ms. Georgiadis, 2,130; and Ms. Jackson, 1,174; (ii) for the benefit of children, shares held by Ms. Jackson, 492; and (iii) shares held by spouses, the Group, 640.

(5)
For Mr. Rogers, includes 87,500 shares of common stock held in a margin account, which amount was pledged prior to the adoption of the Company's current policy with respect to hedging and pledging McDonald's stock.

(6)	Includes common stock equivalent units credited under certain of the Company’s retirement plans and the Directors’ Plan, which are payable in cash.

(7)	Amounts reported for Mr. Thompson are as of his retirement date, March 1, 2015.

McDonald’s Corporation 2016 Proxy Statement	61

Section 16(a) beneficial ownership reporting compliance
Our executive officers and Directors and persons who own more than 10% of our common stock (Reporting Persons) must file reports with the SEC about their ownership of and transactions in our common stock and our securities related to our common stock. Reporting Persons must furnish us with copies of these reports. Based on our review of those reports provided to us and inquiries we have made, we believe that all Section 16(a) filing requirements applicable to these Reporting Persons were timely met during the year ended December 31, 2015, except that Mr. Dean did not timely file a Form 4 relating to one transaction due to an administrative error by the Company.
Transactions with related persons
Policies and procedures for related person transactions
The McDonald’s System has over 36,000 restaurants worldwide, most of which are independently owned and operated. Within this extensive System, it is not unusual for our business to touch many companies in many industries, including suppliers of food and other products and services. The Board of Directors reviews and approves (or ratifies), as appropriate, transactions, relationships or arrangements in which the Company is a participant and that involve Directors, nominees for Director, executive officers, beneficial owners of more than 5% of our common stock, their immediate family members, including domestic partners, and companies in which they have a material interest.
The Board has a policy that sets out procedures for the reporting, review and ratification of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, including a requirement that Directors and employees report any circumstances that may create or appear to create a conflict, regardless of the amount involved. Directors and executive officers must also confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate.
Under the policy, the Board evaluates related person transactions for purposes of recommending to the disinterested members of the Board whether or not the transactions are fair, reasonable and within Company policies and should be approved or ratified. Related person transactions involving Directors are reviewed by the Board at least annually.
The Board has considered certain types of potential related person transactions and pre-approved them as not presenting material conflicts of interest. Those transactions include (i) compensation paid to Directors and executive officers that has been approved by the Board or the Compensation Committee; (ii) Company contributions to Ronald McDonald House Charities, Inc. and certain other contributions made in limited amounts to other charitable or not-for-profit organizations; and (iii) transactions in which the related person’s interest arises solely from ownership of the Company’s common stock and all holders of the common stock receive the same benefit on a pro rata basis. The Board considers the appropriateness of any related person transaction not within the pre-approved classes in light of all relevant factors, including:

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of McDonald’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected duration of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Related person transactions involving Directors are also subject to approval or ratification by the disinterested Directors when so required under Delaware law.
Related person transaction
In 2015, Inter-Con Security Systems, Inc. provided physical security services for the Company’s home office campus. Mr. Hernandez, a Director of the Company, is the President and Chief Executive Officer, as well as a 51.44% shareholder of Inter-Con. Payments by the Company to Inter-Con for 2015 for such services totaled approximately $1.3 million. The Company believes that these services, which represent less than 2% of the gross revenues of Inter-Con, were made on terms at least as favorable as would have been available from other parties. The disinterested Directors ratified this transaction for 2015 and approved the continuation of this arrangement through the date of the contract's expiration at the end of 2016.

62	McDonald’s Corporation 2016 Proxy Statement

Communications

Communications with the Board of Directors and non-management Directors
Interested persons wishing to communicate directly with the Board or the non-management Directors, individually or as a group, may do so by sending written communications addressed to them at Board of Directors of McDonald’s Corporation, c/o Office of the Corporate Secretary, McDonald's Corporation, Department 010, One McDonald's Plaza, Oak Brook, IL 60523-1928 or by e-mail at bod@us.mcd.com. Under the Board’s policy for communications addressed to the Board, the Office of the Corporate Secretary collects mail and e-mail, forwards correspondence directed to an individual Director to that Director, and screens correspondence directed to multiple Directors or the full Board in order to forward it to the most appropriate person. Communications to the Board, the non-management Directors or to any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters are referred to the Chair of the Audit Committee.
Consideration of Director nominations for the 2017 Annual Shareholders' Meeting

●	Suggestions for Director candidates nominated by the Board
Shareholders can suggest Director candidates for consideration for nomination by the Board by writing to the Governance Committee, c/o Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. Shareholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in the Company’s Proxy Statement and to serve as a Director, if elected.

●	Director candidates nominated by a shareholder
Our By-Laws permit shareholders to nominate Directors for election at an annual meeting. A nominating shareholder must provide the information required by our By-Laws and give timely notice of the nomination to the Office of the Corporate Secretary in accordance with our By-Laws, and each nominee must meet the qualifications required by our By-Laws. Notice of the nomination must be received by the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 26, 2017 and on or before 5:00 p.m. Central Time on February 25, 2017.
For more information, see our By-Laws, which are available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/certificate_of_incorporation_and_by_laws.html.

●	Proxy Access Candidates
Our By-Laws also provide that, under certain circumstances, a shareholder or group of shareholders may include Director candidates that they have nominated in our annual meeting proxy statement. These proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include Director candidates in our annual meeting proxy statement must own 3% or more of the Company’s outstanding common stock continuously for at least the previous 3 years. The number of shareholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed the greater of two Directors and 20% of the number of Directors then serving on the Board. If 20% is not a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 20%, and may be reduced under certain circumstances, as described in our By-Laws. The nominating shareholder or group of shareholders also must deliver the information required by our By-Laws and satisfy the other applicable requirements of our By-Laws, and each nominee must meet the qualifications required by our By-Laws.
Requests to include shareholder-nominated candidates in our proxy materials for next year’s annual meeting must be received by the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com, and delivered on or after 5:00 p.m. Central Time on January 26, 2017 and on or before 5:00 p.m. Central Time on February 25, 2017.
For more information, see our By-Laws, which are available on the Company’s website at http://www.aboutmcdonalds.com/mcd/investors/corporate-governance/certificate_of_incorporation_and_by_laws.html.
Shareholder proposals for inclusion in next year's Proxy Statement
To be considered for inclusion in the Company’s Proxy Statement for the 2017 Annual Shareholders’ Meeting, shareholder proposals must be received by the Office of the Corporate Secretary no later than 5:00 p.m. Central Time on December 16, 2016. These proposals must be sent to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com. This notice requirement is in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in the Company’s Proxy Statement.

McDonald’s Corporation 2016 Proxy Statement	63

Other shareholder proposals for presentation at the 2017 Annual Shareholders' Meeting
For any proposal not properly submitted for inclusion in the Proxy Statement for the 2017 Annual Shareholders’ Meeting under SEC rules and that is sought to be presented directly from the floor of the 2017 Annual Shareholders’ Meeting, our By-Laws require that timely notice must be given in writing to the Office of the Corporate Secretary. To be timely, the notice must be delivered to the Office of the Corporate Secretary, McDonald’s Corporation, Department 010, One McDonald’s Plaza, Oak Brook, IL 60523-1928 or by e-mail to corporatesecretary@us.mcd.com on or after 5:00 p.m. Central Time on January 26, 2017 and on or before 5:00 p.m. Central Time on February 25, 2017. Our By-Laws also provide that the proposal, as determined by the Chairman of the meeting, must be a proper subject for shareholder action under Delaware law, and the proposal must satisfy certain other requirements set forth in our By-Laws.
Solicitation of proxies and voting
Notice and access
We follow the SEC’s “Notice and Access” rule. Most shareholders will receive a notice of Internet availability of proxy materials (Notice) in lieu of a paper copy of the Proxy Statement and the Company’s Annual Report on Form 10-K. The Notice provides instructions on how shareholders can access the proxy materials online, describes matters to be considered at the Annual Shareholders’ Meeting and gives instructions on how shares can be voted. Shareholders receiving the Notice can request a paper copy of the proxy materials by following the instructions set forth in the Notice.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
THE PROXY STATEMENT AND OUR 2015 ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS ARE AVAILABLE AT:
WWW.INVESTOR.MCDONALDS.COM
Record date
Shareholders owning McDonald’s common stock at the close of business on March 28, 2016 (the record date), may vote at the 2016 Annual Shareholders’ Meeting. On that date, 877,674,778 shares of common stock were outstanding and there were approximately 1,700,000 shareholders of McDonald’s common stock. Each share is entitled to one vote on each matter to be voted upon at the Annual Shareholders’ Meeting.
Voting prior to the Annual Shareholders' Meeting
Most shareholders have a choice of voting prior to the meeting by proxy over the Internet, by telephone or by using a traditional proxy card. Refer to the Notice or your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.
Voting at the Annual Shareholders' Meeting
Ballots will be available for shareholders to vote at the meeting. Shareholders who listen to the webcast will not be able to vote their shares unless they vote by proxy prior to the meeting.
Quorum
A quorum will be present if the holders of a majority of the shares of common stock entitled to vote are present in person or represented by proxy at the Annual Shareholders’ Meeting. Our independent inspector of election, Broadridge Financial Solutions, Inc., will determine whether or not a quorum is present.
Voting tabulation
All votes cast at the Annual Shareholders’ Meeting will be tabulated by Broadridge.
Directors will be elected by majority vote, which means that a nominee is elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election (with abstentions and broker non-votes having no effect on the outcome of the election). Each of the incumbent Directors has tendered an irrevocable resignation that will be effective if (i) the nominee is not re-elected and (ii) the Board accepts the resignation following the meeting. In that case, the Governance Committee would determine whether to recommend that the Board accept the resignation.
With respect to the advisory vote to approve executive compensation, the advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2016, and the advisory votes on each of the shareholder proposals, shareholders may (i) vote in favor; (ii) vote against; or (iii) abstain from voting.

64	McDonald’s Corporation 2016 Proxy Statement

Under our By-Laws, the advisory proposals to approve executive compensation and the appointment of the independent auditor for 2016, and the advisory votes on each shareholder proposal must receive the affirmative vote of a majority of the voting power of the shares represented at the Annual Shareholders’ Meeting and entitled to vote thereon in order to be approved.
Broadridge will treat abstentions on any one or more of the proposals submitted for shareholder action as shares present for purposes of determining a quorum, but an abstention on any proposal (other than Director elections) will have the effect of a vote against approval of that proposal.

Registered shareholders
All valid proxies properly executed and received by the Company prior to the Annual Shareholders’ Meeting will be voted as directed by shareholders.
Registered shareholders who submit an executed proxy, but do not specify how they want their shares voted, will have their shares voted as follows: FOR the election of the Board’s nominees for Director as set forth under “Election of Directors,” FOR the approval of executive compensation, FOR the approval of the appointment of Ernst & Young LLP as independent auditor for 2016, and AGAINST all of the shareholder proposals.
Registered shareholders may revoke their proxy and change their vote at any time before the Annual Shareholders’ Meeting by submitting written notice to the Corporate Secretary, by submitting a later dated and properly executed proxy (by Internet, telephone or mail) or by voting in person at the Annual Shareholders’ Meeting.
Beneficial holders
Shareholders who hold their shares through an intermediary, such as a bank or broker, are deemed to be beneficial holders and will receive a voting instruction form from their intermediary. Each intermediary is subject to certain NYSE rules regarding voting and votes according to its own procedures.
Under NYSE rules, the proposal to approve the appointment of independent auditors is considered a “discretionary” item. This means that brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Shareholders’ Meeting. In contrast, all of the other proposals set forth in this Proxy Statement are “non-discretionary” items. Brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the votes for these proposals. Broker non-votes with respect to any proposal will be treated as shares present for purposes of determining a quorum at the Annual Shareholders’ Meeting.

Proxy solicitation
The Company will provide the Notice, electronic delivery of the proxy materials or mail the 2016 Proxy Statement, the 2015 Annual Report on Form 10-K and a proxy card to shareholders beginning on or about April 15, 2016, in connection with the solicitation of proxies by the Board of Directors to be used at the 2016 Annual Shareholders’ Meeting. The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson LLC to aid in the solicitation at a fee of approximately $35,000 plus reasonable out-of-pocket expenses. Proxies also may be solicited by employees and Directors of the Company by mail, telephone, facsimile, e-mail or in person.

Confidential voting
It is the Company’s policy to protect the confidentiality of shareholder votes. Throughout the voting process, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (i) a proxy solicitation is contested; or (ii) you authorize disclosure. The inspector of election has been and will remain independent of the Company. Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company; nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

McDonald’s Corporation 2016 Proxy Statement	65

Additional information

McDonald's Corporation Annual Report on Form 10-K, other reports and policies
Shareholders may access financial and other information on the investor section of the Company’s website at www.investor.mcdonalds.com. Also available, free of charge, are copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Also posted on McDonald’s website are the Company’s Corporate Governance Principles; the Charters of the Board’s Committees; the Standards on Director Independence; the Standards of Business Conduct, which apply to all officers and employees; the Code of Conduct for the Board of Directors; the Policy for Pre-Approval of Audit and Permitted Non-Audit Services, the Political Contribution Policy and our Certificate of Incorporation and By-Laws. Copies of these documents and other information are also available free of charge by calling 1-800-228-9623 or by sending a request to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523.

Householding of Annual Shareholders' Meeting materials
Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of the Company’s Annual Report on Form 10-K and Proxy Statement, unless they have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.
If you are a MCDirect Shares participant, hold McDonald’s stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by calling 1-800-621-7825 (toll-free) from the U.S. and Canada, or 1-312-360-5129 from other countries, or by writing to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. If you would like to opt out of this practice and your shares are held in street name, please contact your bank or broker.
If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Computershare at the above numbers or address. If your shares are held in street name, please contact your bank or broker.

66	McDonald’s Corporation 2016 Proxy Statement

Information about registering for and attending the Annual Shareholders’ Meeting

Date: Thursday, May 26, 2016
Audiocast:  To listen to the live audiocast of the Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com on May 26 just prior to 9:00 a.m. Central Time and click on the appropriate link. The audiocast will be available for a limited time after the meeting.

Time: 9:00 a.m. Central Time
Place: McDonald’s Office Campus, The Lodge, Prairie Ballroom, 2815 Jorie Blvd., Oak Brook, Illinois 60523
Directions: Available at www.investor.mcdonalds.com
Parking: Very limited parking is available on Campus.

Pre-Registration and Admission Policy
As seating in the Prairie Ballroom is very limited, we encourage shareholders to listen to the meeting via the live audiocast. Only shareholders and duly appointed proxyholders may attend the meeting in person. To request to attend the meeting, please send the pre-registration form to McDonald’s Shareholder Services by U.S. mail or e-mail as described below.

•
If you are a registered shareholder (i.e., you hold your shares through McDonald’s transfer agent, Computershare), you may request a ticket to attend the meeting by sending the completed form below, as well as proof of share ownership, such as a copy of your meeting notice or your proxy card, by U.S. mail or by scanning and attaching the documents to an e-mail.

•
If you hold your shares through an intermediary, such as a bank or broker, you must send the completed form below, as well as proof of share ownership, such as a copy of your meeting notice, your voting instruction form or your brokerage statement reflecting your name and McDonald’s holdings (as of the meeting record date of March 28, 2016), by U.S. mail or by scanning and attaching the documents to an e-mail. Requesting a legal proxy from your intermediary does not constitute pre-registering with McDonald’s. If you wish to attend the meeting, you must pre-register directly with McDonald’s.

•
If you are a duly appointed proxy for a shareholder, you must send the completed form below, as well as proof of your proxy power and proof of share ownership (as of the meeting record date of March 28, 2016) for the shareholder for whom you are a proxy, by U.S. mail or by scanning and attaching the documents to an e-mail.

•	Shareholders holding shares in a joint account may request tickets to the meeting if they provide proof of joint ownership and both shareholders follow the admission requirements described above.
Requests for tickets must be sent by e-mail to shareholder.services@us.mcd.com or by U.S. mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 between April 22, 2016 and May 12, 2016. Requests for tickets must be received no later than 5:00 p.m. Central Time on May 12, 2016.
All attendees must pre-register for the meeting. Preference will be given to shareholders, whose requests will be filled on a first-come, first-served basis, followed by proxyholders' requests to the extent space remains. If space is available, you will receive a confirmation letter after May 12. You must show a government-issued photo identification, as well as the confirmation letter, at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person. If you need special assistance for the day of the meeting, please contact McDonald’s Shareholder Services in advance at 630-623-7428. If space is not available when your pre-registration materials are received, you will be notified that space is no longer available for the meeting. Due to space constraints and other considerations, only those persons with confirmation letters to attend the meeting will be allowed on the Company’s campus.
The registration desk will open at 8:00 a.m. Central Time on May 26, 2016.

Pre-registration form for 2016 Annual Shareholders’ Meeting of McDonald’s Corporation

I am a shareholder (or duly appointed proxy for a shareholder) of McDonald’s Corporation and I request to attend the Annual Shareholders’ Meeting to be held on May 26, 2016.
Name (please print)		Phone
Address	City	State	Zip
•	Space is limited. Pre-registration requests from shareholders are accommodated on a first-come, first-served basis, followed by proxyholders' requests to the extent space remains.
•	All shareholders and proxyholders must provide proof of share ownership that meets the requirements set forth in the Pre-Registration and Admission Policy above.
•	To avoid delay in the receipt of your confirmation letter, please do not return this form with your proxy card or mail it in the business envelope that you may have received with your proxy materials.

This form along with proof of ownership must be returned by e-mail to shareholder.services@us.mcd.com or by mail to McDonald’s Corporation, Shareholder Services, Department 720, One McDonald’s Plaza, Oak Brook, IL 60523 beginning April 22, 2016 and no later than 5:00 p.m. Central Time on May 12, 2016.

McDonald’s Corporation 2016 Proxy Statement	67

HOME OFFICE
McDonald’s Corporation
One McDonald’s Plaza
Oak Brook, IL 60523
630-623-3000
www.aboutmcdonalds.com
All trademarks used herein
are the property of their
respective owners.
© 2016 McDonald’s
MCD15-4858

68	McDonald’s Corporation 2016 Proxy Statement

69	McDonald’s Corporation 2016 Proxy Statement

C/O MCDONALD’S CORPORATION POST OFFICE BOX 9112 FARMINGDALE, NY 11735-9544	McDONALD’S CORPORATION ANNUAL SHAREHOLDERS’ MEETING FOR HOLDERS AS OF 3/28/16 TO BE HELD ON 5/26/16 AT 9:00 A.M. CENTRAL TIME
Your vote is important. Thank you for voting.
Read the Proxy Statement and have the proxy card in hand. Please note that the telephone and Internet voting turns off at 11:59 p.m. Eastern Time the night before the meeting or cutoff date.
	Vote by Internet:	www.proxyvote.com or scan the QR code above with your smartphone.
	Vote by Phone:	1-800-690-6903
	Vote by Mail:	Complete this proxy card, sign and return it using the enclosed envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:							E00321-P74634
McDONALD’S CORPORATION

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

A	Proposals

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. If this signed card contains no specific voting instructions, the shares will be voted with the Board’s recommendations, except for Profit Sharing Plan participants (see reverse side).

The Board of Directors recommends a vote FOR the nominees identified on this proxy.
1.	Election of Directors: (each for a one-year term expiring in 2017)	For	Against	Abstain	The Board of Directors recommends a vote FOR proposals 2 and 3.	For	Against	Abstain

	1a. Lloyd Dean	☐	☐	☐	2. Advisory vote to approve executive compensation.	☐	☐	☐

	1b. Stephen Easterbrook	☐	☐	☐	3. Advisory vote to approve the appointment of Ernst & Young LLP as independent auditor for 2016.	☐	☐	☐

	1c. Robert Eckert	☐	☐	☐	The Board of Directors recommends a vote AGAINST proposals 4 through 9.

	1d. Margaret Georgiadis	☐	☐	☐	4. Advisory vote on a shareholder proposal requesting that matters presented by shareholders be decided by simple majority vote, if presented.	☐	☐	☐

	1e. Enrique Hernandez, Jr.	☐	☐	☐

	1f. Jeanne Jackson	☐	☐	☐	5. Advisory vote on a shareholder proposal requesting ability of shareholders to act by written consent, if presented.	☐	☐	☐

	1g. Richard Lenny	☐	☐	☐	6. Advisory vote on a shareholder proposal requesting that the Board make all lawful efforts to implement and/or increase activity on the Holy Land Principles, if presented.

	1h. Walter Massey	☐	☐	☐	7. Advisory vote on a shareholder proposal requesting the Board adopt a policy regarding use of antibiotics by its meat suppliers, if presented.	☐	☐	☐

	1i. John Mulligan	☐	☐	☐

	1j. Sheila Penrose	☐	☐	☐	8. Advisory vote on a shareholder proposal requesting an annual congruency analysis between corporate values and political contributions, if presented.	☐	☐	☐

	1k. John Rogers, Jr.	☐	☐	☐

	1l. Miles White	☐	☐	☐	9. Advisory vote on a shareholder proposal requesting an annual congruency analysis of Company values and policy activities, if presented.	☐	☐	☐

B	Authorized Signatures — This section MUST be completed for your vote to be counted. — Sign and Date Below

I (we) hereby revoke any proxy previously given, and appoint Stephen Easterbrook, Gloria Santona and Kevin Ozan, and each of them, as proxies with full power of substitution to vote in the manner provided above, all shares the undersigned is entitled to vote at the McDonald’s Corporation 2016 Annual Shareholders’ Meeting, or any postponement or adjournment thereof, and further authorize each such proxy to vote at his or her discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof, including, without limitation, to vote for the election of such substitute nominee(s) for Director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve. (Profit Sharing Plan participants are appointing Plan Trustee – see reverse side.)
					If you have comments, please check this box and write them on the back where indicated.			☐

Please sign as your name(s) appear(s) above and return the card promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote in person by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature [Joint Owners]		Date

McDonald’s Corporation Annual Shareholders’ Meeting Information
Thursday, May 26, 2016
9:00 a.m. Central Time
Prairie Ballroom at The Lodge
McDonald’s Office Campus
2815 Jorie Boulevard
Oak Brook, Illinois 60523
Admission: Please review the Pre-registration and Admission Policy regarding meeting attendance in the Proxy Statement. Shareholders and proxyholders must pre-register for the meeting. Preference will be given to shareholders, whose requests will be filled on a first-come, first-served basis, followed by proxyholders' requests to the extent space remains. If space is available, you will receive a confirmation letter by U.S. mail. You must show a government-issued photo identification, as well as the confirmation letter, at the meeting registration desk. Overflow rooms will not be available to view the meeting. In order to accommodate as many shareholders as possible, we will not be able to allow non-shareholder guests to attend the meeting in person. The registration desk will open at 8:00 a.m. Central Time.
Voting at the Meeting: Shareholders attending the live meeting may submit this proxy card or complete a ballot at the meeting.
Directions: Directions to McDonald’s Annual Shareholders’ Meeting can be viewed online at www.investor.mcdonalds.com.
Audiocast: To listen to the live audiocast of McDonald’s Annual Shareholders’ Meeting, go to www.investor.mcdonalds.com, then select the appropriate link. After the meeting, this audiocast will be available on demand for a limited time. Please note that if you listen to the meeting by live audiocast, the shares of stock will not be voted or deemed present at the meeting unless you submitted a proxy via mail, the Internet or telephone before the meeting.

Important Notice Regarding the Availability of Proxy Materials for
McDonald’s Annual Shareholders’ Meeting to be Held on May 26, 2016:
The Proxy Statement and the 2015 Annual Report on Form 10-K are available at www.proxyvote.com.

E00322-P74634

Proxy — McDONALD’S CORPORATION

Voting Instructions for McDonald’s Corporation Profit Sharing and Savings Plan Participants

When casting your vote, you are directing the Trustee of the trust funding the McDonald’s Corporation Profit Sharing and Savings Plan (the “Plan”) in which you participate to vote the McDonald’s shares credited to the account(s) under the Plan. When you vote these shares, you should consider your own long-term best interests as a Plan participant. In addition, you are directing the Trustee to vote shares held in the Plan that have not been voted by other participants and/or vote Plan shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interest of other Plan participants.

Your vote on the front page will direct the Trustee to vote:
• Shares credited to the account(s) under the Plan;
• Shares not voted and shares that have not yet been credited to Plan participants’ accounts, if applicable.

In addition, your vote on the front page will direct Stephen Easterbrook, Gloria Santona and Kevin Ozan to vote shares held at Computershare (MCDirect Shares, certificate and book entry).

If you do NOT want to vote all shares in the same way, please contact Broadridge via email at mcdonalds@broadridge.com, or indicate that you want to vote the Plan shares and registered shares separately in the Comments area below and check the corresponding comments box on the front page of the proxy card. Your directions to vote shares held in the Plan will be kept confidential by Broadridge, the independent inspector of election.

Comments:

(If you noted any comments above, please check the corresponding box on the front page.)